EXHIBIT 4.2

CONFORMED COPY

EUR 250,000,000

¥ 19,308,000,000

FACILITIES AGREEMENT

Originally dated 30 March 2004

as amended on 10 October 2006

and on 7 April 2009

for

CEMEX ESPAÑA, S.A.

as Borrower

CEMEX CARACAS INVESTMENTS B.V.

CEMEX CARACAS II INVESTMENTS B.V.

CEMEX EGYPTIAN INVESTMENTS B.V.

CEMEX MANILA INVESTMENTS B.V.

SANDWORTH PLAZA HOLDING B.V.

as Guarantors

arranged by

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

SOCIÉTÉ GÉNÉRALE, S.A.

with

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

acting as Agent

TERM AND REVOLVING FACILITIES AGREEMENT

THIS AGREEMENT is dated 30 March 2004 (as amended on 10 October 2006 and on 7 April 2009) and made between:

(1)	CEMEX ESPAÑA, S.A. (the “Borrower”);

(2)	CEMEX CARACAS INVESTMENTS B.V., CEMEX CARACAS II INVESTMENTS B.V., CEMEX EGYPTIAN INVESTMENTS B.V., CEMEX MANILA INVESTMENTS B.V. and SANDWORTH PLAZA HOLDING B.V. (the “Original Guarantors”);

(3)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. and SOCIÉTÉ GÉNÉRALE, S.A. as mandated lead arrangers (whether acting individually or together the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(5)	BANCO BILBAO VIZCAYA ARGENTARIA, S.A. as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 11 (Form of Accession Letter).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Amendment and Restatement Agreement” means the amendment and restatement agreement in relation to this Agreement dated on or about             April 2009 and made between the Borrower, the Agent and the Arranger.

“Amendment Date” means the date on which the amendment to this Agreement becomes effective in accordance with the terms of the Amendment and Restatement Agreement.

“Asia Fund” means Cemex Asia Holdings Ltd. (“CAH”) or any other vehicles used by the Borrower or any other member of the Group to invest, or finance investments already made, in companies involved in or assets dedicated to the cement, concrete or aggregates business in Asia in both cases, such company or vehicle, as applicable, with committed third parties with minority interests other than members of the Group or CEMEX, S.A.B. de C.V. and its Subsidiaries and with the Borrower maintaining control of its management.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to any Obligor, any person who is duly authorised and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means:

(a)	in relation to Facility A and Facility C, the period from and including the date of this Agreement to and including the day falling one Month after the date of this Agreement; and

(b)	in relation to Facility B, the period from and including the date of this Agreement to and including the day falling one week (or, if the Borrower has selected three Interest Periods of less than one Month, one Month) before the Termination Date.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount (in respect of Facility A, Facility B and Facility C1 from the Redenomination Date) or the dollar amount (in respect of Facility C2 from the Redenomination Date) of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount (in respect of Facility A, Facility B and Facility C1 from the Redenomination Date) or the dollar amount (in respect of Facility C2 from the Redenomination Date) of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility B only, that Lender’s participation in any Facility B Loans that are repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means euro.

“Base Currency Amount” means, in relation to a Facility A Loan or a Facility B Loan or a Facility C1 Loan, the amount specified in the Utilisation Request for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date) adjusted to reflect any repayment (other than, in relation to Facility A, a repayment arising from a change of currency) or prepayment of the Loan.

“Break Costs” means:

(a)	in the case of Facility A, Facility B and Facility C1 and Facility C2 after the Redenomination Date, the amount (if any) by which:

(i)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in the case of Facility C1 or Facility C2 before the Redenomination Date, the amount of any costs incurred by a Lender (whether as a result of terminating any Hedging Agreements or otherwise) in respect of any prepayment under this Agreement and justified in writing to the Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Madrid and:

(a)	(in relation to any date for payment or lending or purchase of a currency other than euro) the principal financial centre of the country of that currency;

(b)	(in relation to any date for determination of an interest rate in relation to a currency other than euro) the principal financial centre of that currency and London;

(c)	(in relation to any date for determination of a rate of exchange in relation to a currency other than euro) a TARGET Day; or

(d)	(in relation to any date for payment or lending or purchase of, or determination of an interest rate or a rate of exchange in relation to, euro) a TARGET Day.

“Capital Lease” means any lease that is capitalised on the balance sheet prepared in accordance with Spanish GAAP.

“C02 Emission Rights” means any emission rights or allowance allocated to a member of the Group to emit one tonne of carbon dioxide equivalent (as defined in the Directive) during a specified period which is valid and/or transferable under the Directive and any other type of allowance recognised by the Directive in connection to the Kyoto Protocol on climate change.

“Commitment” means a Facility A Commitment and/or Facility B Commitment and/or Facility C Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“CWEA” means the conditional waiver and extension agreement dated      April 2009 between CEMEX S.A.B. de C.V., the Borrower and the Lenders (as defined therein)

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Directive” means Directive 2003/87/EC of the European Parliament and of the Council of 13 of October 2003 establishing a scheme for greenhouse gas emission allowance trading within the European Community (as amended by Directive 2004/101/EC of the European Parliament and of the Council of 27 October 2004 or as from time to time further amended).

“Dollar Conversion Rate” means the rate as defined in Clause 2.2(b)(2).

“Domestic Lender” means any person described in paragraph (c) of article 57 of Royal Decree 537/1997, of 14 April (Real Decreto 537/1997 de 14 de abril) as amended by Royal Decree 2717/1998, of 18 December (Real Decreto 2717/1998, de 18 de diciembre) or in the second paragraph of article 12.1 of Royal Decree 326/1999, of 26 February (Real Decreto 326/1999, de 26 de febrero).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the rate calculated by way of interpolation of the rates for the immediately preceding and the immediately following periods for which a Screen Rate is available; or

(c)	(if no Screen Rate is available for the immediately preceding and the immediately following periods) the arithmetic mean (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Euro Conversion Rate” means the rate as defined in Clause 2.2(a)(2).

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Facility” means Facility A, Facility B, Facility C1 or Facility C2.

“Facility A” means the multicurrency term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means the loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means the day falling 60 Months after the date of this Agreement.

“Facility B” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C1” means the term loan facility made available under this Agreement as described in Clause 2.1(c) (The Facilities).

“Facility C2” means the term loan facility made available under this Agreement as described in Clause 2.1(d) (The Facilities).

“Facility C Commitment” means a Facility C1 Commitment or a Facility C2 Commitment.

“Facility C1 Commitment” means:

(a)	in relation to an Original Lender, the amount in yen or, from the Redenomination Date, its euro equivalent pursuant to the Redenomination, set opposite its name under the heading “Facility C1 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C1 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in yen or, from the Redenomination Date, euro of any Facility C1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C2 Commitment” means:

(a)	in relation to an Original Lender, the amount in yen or, from the Redenomination Date, its dollar equivalent pursuant to the Redenomination, set opposite its name under the heading “Facility C2 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C2 Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in yen or, from the Redenomination Date, dollars of any Facility C2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a Facility C1 Loan or a Facility C2 Loan and, together, the “Facility C Loans”.

“Facility C1 Loan” means the loan made or to be made under Facility C1 or the principal amount outstanding for the time being of that loan.

“Facility C2 Loan” means the loan made or to be made under Facility C2 or the principal amount outstanding for the time being of that loan.

“Facility C Repayment Date” means the later of (i) the day falling 60 Months after the date of this Agreement and (ii) the day on which the Relevant Period ends, as such term is defined in the CWEA.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Accession Letter, any Fee Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means, without duplication, any indebtedness for or in respect of:

(a)	moneys borrowed (including, but not limited to, any amount raised by acceptance under any acceptance credit facility and receivables sold or discounted on a recourse basis (it being understood that Permitted Securitisations shall be deemed not to be on a recourse basis));

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(c)	the amount of any liability in respect of any lease or hire purchase contract that would, in accordance with Spanish GAAP, be treated as a Capital Lease;

(d)	the deferred purchase price of assets or the deferred payment of services, except trade accounts payable in the ordinary course of business;

(e)	obligations of a person under repurchase agreements for the stock issued by such person or another person;

(f)	obligations of a person with respect to product invoices incurred in connection with exporting financing;

(g)	all Financial Indebtedness of others secured by Security on any asset of a person, regardless of whether such Financial Indebtedness is assumed by such person in an amount equal to the lower of (i) the net book value of such asset and (ii) the amount secured thereby; and

(h)	guarantees of Financial Indebtedness of other persons.

“GAAP” means, in relation to an Obligor, the generally accepted accounting principles applying to it (i) in the country of its incorporation; or (ii) in a jurisdiction agreed to by the Agent.

“Group” means the Borrower and its Subsidiaries for the time being.

“Guarantors” means the Original Guarantors and any Additional Guarantor other than any Original Guarantor or Additional Guarantor which has ceased to be a Guarantor pursuant to Clause 25.3 (Resignation of Guarantor) or been removed as a Guarantor pursuant to Clause 25.4 (Removal of Guarantor) and has not subsequently become an Additional Guarantor pursuant to Clause 25.2 (Additional Guarantors) and “Guarantor” means any of them.

“Hedging Agreements” means any hedging agreements entered into by any Lender (whether internally with one of its own departments or externally with a third party) in order to hedge its interest rate exposure in relation to the calculation of the yen rate in accordance with Schedule 13 (Defining the JPY Fix Rate) for Facility C.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document in the form approved by the Borrower concerning the Borrower and the Group which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“International Accounting Standards” means the accounting standards approved by the International Accounting Standards Board from time to time.

“Investment Grade” means a Rating assigned by S&P and Moody’s of at least BBB- and at least Baa3 respectively.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, securitisation trust or fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the rate calculated by way of interpolation of the rates for the immediately preceding and the immediately following periods for which a Screen Rate is available; or

(c)	(if no Screen Rate is available for the immediately preceding and the immediately following periods) the arithmetic mean (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means the Facility A Loan or a Facility B Loan or a Facility C Loan.

“Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 51% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 51% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose undrawn Commitments and participations in the Loans then outstanding aggregate more than 51% of all the undrawn Commitments and Loans then outstanding.

For the purposes of aggregating Lenders’ Commitments and participations in Loans pursuant to this definition, any Facility A, Facility B or Facility C1 Commitments and any participations in Facility A, Facility B or Facility C1 Loans shall refer to their Base Currency Amount and any Facility C2 Commitments and any participations in Facility C2 Loans shall be converted into euro at the rate of exchange of dollars to euro implied by the Dollar Conversion Rate and the Euro Conversion Rate.

“Mandatory Cost” means the percentage rate per annum calculated in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means 0.50 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, condition (financial or otherwise) or operations of the Group taken as a whole;

(b)	the rights or remedies of any Finance Party under the Finance Documents; or

(c)	the ability of any Obligor to perform its obligations under the Finance Documents.

“Material Subsidiary” means those companies set out in Schedule 12 (Material Subsidiaries) and any other Subsidiary of the Borrower:

(a)	which becomes a Subsidiary of the Borrower after the date hereof or acquires substantial assets or businesses after the date hereof; and

(b)	which:

(i)	has total assets representing 5 per cent. or more of the total consolidated assets of the Group; and/or

(ii)	has revenues representing 5 per cent. or more of the consolidated turnover of the Group,

in each case calculated on a consolidated basis and any Holding Company of any such Subsidiary (save unless such company is a Guarantor hereunder).

Compliance with the conditions set out in paragraphs (a) and (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Borrower and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group, but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of each of the respective revised total assets and turnover of the Group).

A report by the auditors of the Borrower that a Subsidiary is a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service Inc.

“Obligors” means the Borrower and the Guarantors and “Obligor” means any of them.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Borrower, its audited unconsolidated and consolidated financial statements for its financial year ended 31 December 2002 and its unaudited unconsolidated and consolidated financial statements for its financial year ended 31 December 2003; and

(b)	in relation to each Guarantor, its respective audited unconsolidated (and, to the extent available, its audited consolidated) financial statements for its financial year ended 31 December 2002 and unaudited unconsolidated (and, to the extent available, its unaudited consolidated) financial statements for its financial year ended 31 December 2003.

“Outlook” means the rating outlook of the Borrower with regard to the Borrower’s economic and/or fundamental business condition, as assigned by S&P or Moody’s.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Securitisations” means a sale, transfer or other securitisation of receivables and related assets by the Borrower or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been transferred, directly or indirectly, by the originator thereof to a Special Purpose Vehicle in a manner that satisfies the requirements for an absolute conveyance, and not merely a pledge, under the laws and regulations of the jurisdiction in which such originator is organised, (ii) such Special Purpose Vehicle issues notes, certificates or other obligations which are to be repaid from collections and other proceeds of such receivables and (iii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or other securitisation is carried out on a non-recourse basis.

“Qualifying Lender” means:

(a)	any legal person or entity (including, for the avoidance of doubt, any securitisation trust or fund) habitually resident for taxation purposes in a Qualifying State which is not acting through a territory considered as a tax haven pursuant to Spanish laws and regulations (currently set out in Royal Decree 1080/1991 of 5 July (Real Decreto 1080/1991 de 5 de julio)) or through a permanent establishment in Spain; or

(b)	any legal person or entity (including, for the avoidance of doubt, any securitisation trust or fund) resident in a country which, as a result of any applicable double taxation treaty, would not require any payments made by the Borrower to such financial institution hereunder to be subject to any deduction or withholding in Spain; or

(c)	any Domestic Lender.

“Qualifying State” means a member state of the European Union (other than Spain).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating” means at any time the solicited long term credit rating or the senior implied rating of the Borrower or an issue of securities of or guaranteed by the Borrower, where the rating is based primarily on the senior unsecured credit risk of the Borrower and/or, in the case of the senior implied rating, on the characteristics of any particular issue, assigned by S&P or Moody’s.

“Redenomination” means the redenomination of Facility C1 from yen to euro and of Facility C2 from yen to dollars, each in accordance with Clause 2.2 (Redenomination of Facility C1 and Facility C2).

“Reference Banks” means Barclays Bank PLC, Crédit Agricole Indosuez and Deutsche Bank AG or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means in relation to euro, the European interbank market, and, in relation to any other currency, the London interbank market.

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), Clause 19.9 (No default), paragraphs (a) and (b) of Clause 19.11 (Financial statements), Clause 19.13 (No proceedings pending or threatened), Clause 19.14 (No winding up) and Clause 19.16 (Material Adverse Change) and in relation to Clauses 19.9(b) and 19.16, subject to the terms and conditions of the CWEA.

“Rollover Loan” means one or more Facility B Loans:

(a)	made or to be made on the same day that a maturing Facility B Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Facility B Loan;

(c)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made for the purpose of refinancing a maturing Facility B Loan.

“S&P” means Standard and Poors Corporation.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen (being currently EURIBOR01 for EURIBOR and LIBOR01 for LIBOR). If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice) given in accordance with Clause 10 (Interest Periods) or Clause 6.1 (Selection of Currency) in relation to Facility A.

“Spanish Public Document” means any obligation in an Escritura Pública or documento intervenido.

“Special Purpose Vehicle” means a securitisation trust or fund, limited liability company, partnership or other special purpose person established to implement a securitisation of receivables, provided that the business of such person is limited to acquiring, servicing and funding receivables and related assets and activities incidental thereto.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Spot Rate of Exchange” means the spot rate of exchange displayed on the appropriate page of the Reuters screen (being currently ECB37) of the Reuters screen for the purchase of the relevant currency with the Base Currency at or about 2:20 p.m. on a particular day.

“Stake” means a number of shares in any Group member held by another Group member the disposal of which would cause the first Group member to cease to be a Subsidiary of the second Group member.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means:

(a)	in relation to Facility A, the day falling 60 Months after the date of this Agreement;

(b)	in relation to Facility B, the day falling 364 days after the date of this Agreement or, in case of an extension, from the Original Facility B Termination Date (as defined in Clause 4.5 (Extension Request)); and

(c)	in relation to Facility C1 and Facility C2, the later of (i) the day falling 60 Months after the date of this Agreement and (ii) the day on which the Relevant Period ends, as such term is defined in the CWEA.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments, the Total Facility C1 Commitments and the Total Facility C2 Commitments. For the purposes of calculating such aggregate, the Total Facility C2 Commitments shall be converted into euro at the rate of exchange of dollars to euro implied by the Dollar Conversion Rate and the Euro Conversion Rate.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being EUR 150,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being EUR 100,000,000 at the date of this Agreement.

“Total Facility C1 Commitments” means the aggregate of the Facility C1 Commitments, being ¥18,442,290,477 at the Amendment Date and, from the Redenomination Date, such amount in euro equivalent redenominated in accordance with Clause 2.2 (Redenomination of Facility C1 and Facility C2).

“Total Facility C2 Commitments” means the aggregate of the Facility C2 Commitments, being ¥865,709,523 at the Amendment Date and, from the Redenomination Date, such amount in dollar equivalent redenominated in accordance with Clause 2.2 (Redenomination of Facility C1 and Facility C2).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the date specified as such in the relevant Transfer Certificate:

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“2001 Facility” means the EUR 800,000,000 revolving credit facility dated 29 October 2001 entered into between Compañía Valenciana de Cementos Portland, S.A. as borrower, certain of its subsidiaries as original guarantors and certain financial institutions as arrangers, underwriters, agents and original lenders.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	the “winding-up”, “dissolution”, “administration” or “reorganisation” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings (such as, in Spain, suspensión de pagos, quiebra, concurso or any other situación concursal) under the laws and regulations of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, bankruptcy, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Madrid time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America, “EUR” and “euro” means the single currency unit of the Participating Member States and “¥” and “yen” denote lawful currency of Japan.

1.4	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrower:

(a)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

(b)	a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments;

(c)	a euro (subject to Clause 2.2 (Redenomination of Facility C1 and Facility C2) term loan facility in an aggregate amount equal to the Total Facility C1 Commitments; and

(d)	a dollar (subject to Clause 2.2 (Redenomination of Facility C1 and Facility C2) term loan facility in an aggregate amount equal to the Total Facility C2 Commitments

2.2	Redenomination of Facility C1 and Facility C2

(a)	Redenomination of Facility C1:

(1)	Facility C1 shall be denominated:

(i)	for the period from the Amendment Date until the Redenomination Date, in yen; and

(ii)	thereafter, following its redenomination in accordance with this Clause 2.2, in euro,

and the Borrower, the Agent and the Lenders participating in Facility C1 (the “Facility C1 Lenders”) agree that the following procedure set out in this Clause 2.2(a) shall be implemented to redenominate Facility C1 in full into euro on the Redenomination Date.

(2)	By no later than 11 a.m. (London time) on R-2, the Borrower shall notify the Agent of a spot rate of exchange for the conversion of yen into euro (the “Euro Conversion Rate”) and shall also deliver a Selection Notice in respect of each Facility C1 Loan indicating the Interest Period which shall apply to each Facility C1 Loan commencing on the Redenomination Date in accordance with Clause 10.1 (Selection of Interest Periods).

(3)	The Agent shall determine, using the Euro Conversion Rate, the amount in euro of each Facility C1 Loan and shall, no later than 3 p.m. (London time) on R-2, notify each Facility C1 Lender of (i) the Euro Conversion Rate, (ii) the Interest Period selected, (iii) such amount in euro of each Facility C1 Loan, and (iv) the amount of each Facility C1 Lender’s participation in each Facility C1 Loan (such amount, with respect to a Facility C1 Lender, a “Euro Participation”).

(4)	By no later than 11.00 a.m. on R-2, the Agent shall notify each Facility C1 Lender of the Screen Rate.

(5)	On the Redenomination Date:

(i)	each Facility C1 Lender shall make its Euro Participation available through its Facility Office to the Agent;

(ii)	the Agent shall, upon receipt of a Facility C1 Lender’s Euro Participation, immediately transfer the same to the Borrower (or as the Borrower may direct);

(iii)	the Borrower shall pay to the Agent or shall procure that there is paid to the Agent an amount in yen equivalent, at the Euro Conversion Rate, to the aggregate amount of the Euro Participations it has received from the Agent (the “Yen C1 Repayment Amount”); and

(iv)	the Agent shall pay to each Facility C1 Lender who has made available a Euro Participation to the Agent as set out in sub-paragraph (i) above, its share of the Yen C1 Repayment Amount pro rata to its Facility C1 Commitment immediately prior to its conversion into euro, with each of the above steps (i) to (iv) deemed to occur simultaneously for value on the same day.

(6)	In the event that, notwithstanding its obligations under this Agreement, any Facility C1 Lender does not make available its Euro Participation in accordance with paragraph (a)(5)(i) above, no amount in respect of such Facility C1 Lender’s Euro Participation will be transferred by the Agent to the Borrower in accordance with paragraph (a)(5)(ii above, such Facility C1 Lender shall not be entitled to receive any amount from the Agent when the Yen C1 Repayment Amount is paid by the Agent to Facility C1 Lenders in accordance with sub-paragraph (a)(5)(iv) above, and such Facility C1 Lender’s participation in Facility C1 Loans shall remain outstanding and denominated in yen (and for the avoidance of doubt, the provisions of Clause 28 (Sharing among the Finance Parties) shall be deemed not to apply).

(b)	Redenomination of Facility C2:

(1)	Facility C2 shall be denominated:

(i)	for the period from the Amendment Date until the Redenomination Date, in yen; and

(ii)	thereafter, following its redenomination in accordance with this Clause 2.2, in dollars,

and the Borrower, the Agent and the Lenders participating in Facility C2 (the “Facility C2 Lenders”) agree that the following procedure set out in this Clause 2.2(b) shall be implemented to redenominate Facility C2 in full into dollars on the Redenomination Date.

(2)	By no later than 11 a.m. (London time) on R-2, the Borrower shall notify the Agent of a spot rate of exchange for the conversion of yen into dollars (the “Dollar Conversion Rate”) and shall also deliver a Selection Notice in respect of each Facility C2 Loan indicating the Interest Period which shall apply to each Facility C2 Loan commencing on the Redenomination Date in accordance with Clause 10.1 (Selection of Interest Periods).

(3)	The Agent shall determine, using the Dollar Conversion Rate, the amount in dollars of each Facility C2 Loan and shall, no later than 3 p.m. (London time) on R-2, notify each Facility C2 Lender of (i) the Dollar Conversion Rate, (ii) the Interest Period selected, (iii) such amount in dollars of each Facility C2 Loan, and (iv) the amount of each Facility C2 Lender’s participation in each Facility C2 Loan (such amount, with respect to a Facility C2 Lender, a “Dollar Participation”).

(4)	By no later than 11.00 a.m. on R-2, the Agent shall notify each Facility C2 Lender of the Screen Rate.

(5)	On the Redenomination Date:

(i)	each Facility C2 Lender shall make its Dollar Participation available through its Facility Office to the Agent;

(ii)	the Agent shall, upon receipt of a Facility C2 Lender’s Dollar Participation, immediately transfer the same to the Borrower (or as the Borrower may direct);

(iii)	the Borrower shall pay to the Agent or shall procure that there is paid to the Agent an amount in yen equivalent, at the Dollar Conversion Rate, to the aggregate amount of the Dollar Participations it has received from the Agent (the “Yen C2 Repayment Amount”); and

(iv)	the Agent shall pay to each Facility C2 Lender who has made available a Dollar Participation to the Agent as set out in sub-paragraph (i) above, its share of the Yen C2 Repayment Amount pro rata to its Facility C2 Commitment immediately prior to its conversion into dollars, with each of the above steps (i) to (iv) deemed to occur simultaneously for value on the same day.

(6)	In the event that, notwithstanding its obligations under this Agreement, any Facility C2 Lender does not make available its Dollar Participation in accordance with paragraph (b)(5)(i) above, no amount in respect of such Facility C2 Lender’s Dollar Participation will be transferred by the Agent to the Borrower in accordance with paragraph (b)(5)(ii) above, such Facility C2 Lender shall not be entitled to receive any amount from the Agent when the Yen C2 Repayment Amount is paid by the Agent to Facility C2 Lenders in accordance with sub-paragraph (b)(5)(iv) above, and such Facility C2 Lender’s participation in Facility C2 Loans shall remain outstanding and denominated in yen (and for the avoidance of doubt, the provisions of Clause 28 (Sharing among the Finance Parties) shall be deemed not to apply).

22

(c)	In this Clause 2.2, “Redenomination Date” or “R” means 16 April 2009 (or such other date as the Borrower and the Agent may agree), and “R-2” means the date falling 2 Business Days prior to the Redenomination Date.

(d)	As soon as practicable after the Redenomination Date, the Agent shall circulate to the Borrower and each Lender an updated form of Part II of Schedule 1, showing the Total Facility C1 Commitments in euro and the Total Facility C2 Commitments in dollars on the Redenomination Date which shall be deemed to replace Part II of Schedule 1 to this Agreement.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	Except as otherwise stated in the Finance Documents, the rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under each Facility first towards repayment of the 2001 Facility and thereafter towards its general corporate purposes and short term liquidity requirements.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to initial Utilisation). The Agent shall notify the Borrower and the Lenders promptly upon receiving such documents.

4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of a Rollover Loan, no Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.

(b)	The Lenders will only be obliged to comply with Clause 6.3 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

(c)	If only one but not both of the Facility A Loan and the Facility C Loans have, as of the last day of the Availability Period, been made, the Borrower shall on such day prepay the entire amount of the Facility A Loan or, as the case may be, the Facility C Loans.

4.3	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Loan if:

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(b)	it is dollars.

4.4	Maximum number of Loans

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	two or more Facility A Loans would be outstanding; or

(ii)	six or more Facility B Loans would be outstanding; or

(iii)	two or more Facility C1 Loans would be outstanding; or

(iv)	two or more Facility C2 Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Extension Request

The Borrower shall be entitled to request an extension of Facility B, for an additional period of 364 days, by giving notice to the Agent (the “Extension Request”) not more than 60 nor less than 30 days before the Termination Date (in this Clause 4.5 the “Original Facility B Termination Date”). Such notice shall be made in writing and shall be unconditional and binding on the Borrower except as set out in Clause 4.9 (Revocation of Extension).

4.6	Notification of Extension Request

The Agent shall forward a copy of the Extension Request to the Lenders as soon as practicable after receipt of it.

4.7	Lenders’ Response to Extension Request

If a Lender, in its individual and sole discretion, agrees to the extension requested by the Borrower, it shall give notice to the Agent (a “Notice of Extension”) (revocable only in the case mentioned in Clause 4.9 (Revocation of Extension)) no later than 20 days prior to the Original Facility B Termination Date. If a Lender does not give such Notice of Extension by such date, then that Lender shall be deemed to have refused that extension.

4.8	Lender’s Discretion

Nothing shall oblige a Lender to agree to an Extension Request.

4.9	Revocation of Extension

If Lenders whose Facility B Commitments amount in aggregate to 50 per cent. or less of the Total Facility B Commitments give Notices of Extension, then the Extension Request will be deemed to have been refused and the Agent shall notify the Borrower and Lenders accordingly.

4.10	Extension Date

(a)	The Original Facility B Termination Date shall be extended if and when Lenders whose Facility B Commitments amount in aggregate to more than 50 per cent. of the Total Facility B Commitments have agreed to it by giving a Notice of Extension and, provided that the Borrower has not withdrawn its Extension Request on or before the date falling 10 days prior to the Original Facility B Termination Date, the Original Facility B Termination Date shall then be extended to the day which is 364 days from (and including) the Original Facility B Termination Date.

(b)	If less than all the Lenders give a Notice of Extension, then the Facility B Commitments shall be reduced to zero and the share of any outstanding Loans of the Lenders which have not agreed to the extension shall be fully repaid on the Original Facility B Termination Date (and those Lenders shall cease from that date to be Lenders in respect of Facility B under this Agreement) and the amount of Facility B shall be reduced accordingly.

4.11	Notification of Extension

The Agent shall promptly inform the Borrower and the Lenders which will continue to remain party to this Agreement of the size of Facility B if reduced.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to the Facility A Loan or a Facility B Loan, the Base Currency or the Optional Currency;

(ii)	in relation to the Facility C1 Loan, euro; and

(iii)	in relation to the Facility C2 Loan, dollars.

(b)	In relation to the Facility A Loan or a Facility B Loan, the amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency:

(A)	in the case of the Facility A Loan, EUR 150,000,000; and

(B)	in the case of a Facility B Loan, a minimum of EUR 20,000,000 and, if more, an integral multiple of EUR 5,000,000 or, if less, the Available Facility; or

(ii)	if the currency selected is dollars:

(A)	in the case of the Facility A Loan, the equivalent in dollars at the Spot Rate of Exchange at the Specified Time of EUR 150,000,000; and

(B)	in the case of a Facility B Loan, a minimum of the equivalent in dollars at the Spot Rate of Exchange at the Specified Time of EUR 20,000,000 and, if more, an integral multiple of $5,000,000 or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

For the purposes of paragraph (b) (ii) above and in respect of Facility B only, the Availability Facility shall be calculated by deducting from the Total Facility B Commitments the aggregate amount of all outstanding Facility B Loans converted (to the extent that any such Loans are denominated in Optional Currencies) into the Base Currency at the Spot Rate of Exchange at the Specified Time relating to the delivery of the Utilisation Request.

(c)	In relation to the Facility C Loan, the amount of the proposed Loan must be ¥19,308,000,000.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

(a)	The Borrower shall select the currency of a Loan:

(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Facility A Loan made to it) in a Selection Notice.

(b)	If the Borrower fails to issue a Selection Notice in relation to the Facility A Loan, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)

If the Borrower issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required, and provides in writing an objectively justified reason therefor; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Change of currency

If a Facility A Loan is to be denominated in different currencies during two successive Interest Periods:

(a)	if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Spot Rate of Exchange at the Specified Time;

(b)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(c)	the Borrower shall repay the Loan on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(d)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with Clause 6.5 (Agent’s calculations) on the last day of the first Interest Period.

6.4	Same Optional Currency during successive Interest Periods – Facility A

(a)	If a Facility A Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Facility A Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Facility A Loan at the Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)	if the amount calculated is less than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower and the Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)	if the amount calculated is more than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Facility A Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (for the avoidance of doubt, taking into account any payments made pursuant to paragraph (a) above) or that the Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to the Spot Rate of Exchange used either for the initial calculation of the amount of the Facility A Loan in the Optional Currency or, if a payment has been made in accordance with paragraph (a) above, the Spot Rate of Exchange so used at such time, no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.5	Agent’s calculations

(a)	All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment or prepayment of Facility A Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Facility A Loan

The Borrower shall repay the Facility A Loan in full on the Termination Date.

7.2	Repayment of Facility B Loans

The Borrower shall repay each Facility B Loan on the last day of its Interest Period. If such Loan is to be refinanced with a Rollover Loan, the amount of each Loan required to be repaid shall be set off against the amount of the applicable Rollover Loan.

7.3	Repayment of Facility C1 Loan

The Borrower shall repay the Facility C1 Loan in full on the Termination Date.

7.4	Repayment of Facility C2 Loan

The Borrower shall repay the Facility C2 Loan in full on the Termination Date.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event and in any event at a time which permits the Borrower to repay that Lender’s participation on the date such repayment is required to be made;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent.

8.2	Voluntary cancellation

The Borrower may, if it gives the Agent not less than five Business Days’ prior written notice, cancel the whole or any part (in the case of Facility A and Facility B, being a minimum amount of EUR 15,000,000 and, if more, an integral multiple of EUR 5,000,000) of an Available Facility. Any cancellation under this Clause 8.2 shall reduce the Commitments of the Lenders rateably under that Facility. Cancellations shall be made proportionally between Facility A and the aggregate of Facility C1 and Facility C2.

8.3	Voluntary prepayment of Facility A Loan

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ prior written notice, prepay the whole or any part of the Facility A Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan by a minimum amount of EUR 15,000,000 and, if more, an integral multiple of EUR 5,000,000).

(b)	The Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.4	Voluntary Prepayment of Facility B Loans

The Borrower may, if it gives the Agent not less than five Business Days’ prior written notice, prepay the whole or any part of a Facility B Loan (but if in part, being an amount that reduces the Base Currency Amount of the Facility B Loan by a minimum amount of EUR 15,000,000 and, if more, an integral multiple of EUR 5,000,000).

8.5	Voluntary Prepayment of Facility C1 Loan or Facility C2 Loan

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ prior written notice, prepay the whole or any part of the Facility C1 Loan or the Facility C2 Loan.

(b)	The Facility C1 Loan or the Facility C2 Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.6	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan provided that such repayment does not result in a Default under this Agreement.

8.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of Facility A, Facility C1 or Facility C2 which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility B which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(h)	Any profit received by a Lender as a result of terminating any Hedging Agreements pursuant to a prepayment under this Agreement shall be for the account of the Borrower. The exact amount of such profit shall be calculated by the relevant Lender and shall be justified in writing to the Borrower.

(i)	Prepayments shall be made proportionally between Facility A and the aggregate of Facility C1 and Facility C2.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

(a)	The rate of interest on the Facility A Loan and each Facility B Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(iii)	Mandatory Cost, if any.

(b)	The rate of interest on the Facility C Loan for its Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	before the Redenomination Date, the rate determined in accordance with Schedule 14 (Defining the JPY Fix Rate) and, after the Redenomination Date, LIBOR or, in relation to any Loan in euro, EURIBOR; and

(iii)	Mandatory Cost, if any.

9.2	Payment of interest

On the last day of each Interest Period relating to the Facility A Loan and each Facility B Loan and Facility C Loan, the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration of one Month. Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for the Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 10, the Borrower may select an Interest Period of:

(i)	in the case of the Facility A Loan, one, two, three or six Months;

(ii)	in the case of a Facility B Loan, one or two weeks or one, two, three or six Months provided that periods of less than one Month may only be selected three times or less; and

(iii)	in the case of a Facility C1 Loan or a Facility C2 Loan, one or two weeks or one Month;

or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for the Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility B Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.2	Facility fee

The Borrower shall pay to the Agent (for the account of each Original Lender) a fee in euro computed at the rate of 0.05 per cent. of each Original Lender’s Facility B Commitment, payable within 15 Business Days of the date of this Agreement.

12.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Extension fee

If Facility B is extended, the Borrower shall pay to the Agent (for the account of each Lender extending under Facility B) a fee in euro computed at the rate of 0.075 per cent. of each Lender’s Facility B Commitment on the date of such extension, payable within 15 Business Days of such extension.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or regulation.

(b)	The Borrower or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)	If a Tax Deduction is required by law or regulation to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law or regulation.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) or if unavailable such other evidence as is reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the amount of any Tax assessed on that Protected Party (together with any interest, costs or expenses payable, directly or indirectly, or incurred in connection therewith) in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Paragraph (a) of this Clause 13.3 above shall not apply with respect to any Tax assessed on a Finance Party:

(i)	under the laws and regulations of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the laws and regulations of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income (but not on any sum deemed to be received or receivable in respect of any payment made under Clause 13.2 (Tax gross-up)) of that Finance Party.

(c)	A Protected Party making, or intending to make a claim pursuant to Paragraph (a) of this Clause 13.3 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Certificates

(a)	Without prejudice to the other provisions of this Clause 13, in relation to any exemption from or application of a rate lower than that of general application pursuant to any legislation in Spain or any double taxation treaty, or pursuant to any other cause relating to residence status, any Lender which is not a Domestic Lender shall supply the Borrower, through the Agent, prior to the interest payment date with a certificate of residence issued by the pertinent fiscal administration, in the case of a Qualifying Lender which is not a Domestic Lender, accrediting such Qualifying Lender as resident for tax purposes in a Qualifying State or, as the case may be, accrediting such Lender as resident for tax purposes in a State which has signed and ratified a double taxation treaty with Spain.

(b)	As such certificates referred to in Paragraph (a) of this Clause 13.4 are, at the date hereof, only valid for a period of one year, each such Lender will be required to so supply a further such certificate upon expiry of the previous certificate in relation to any further payment of interest.

13.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation (including any change in the Mandatory Cost from that existing at the date of this Agreement) or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law or regulation to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability not otherwise compensated under the provisions of this Agreement and excluding any lost profits, consequential or indirect damages (other than interest or default interest) incurred by that Finance Party as a result of its Commitment or the making of any Loan under the Finance Documents as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability directly related to this Agreement incurred by the Agent (acting reasonably and otherwise than by reason of the Agent’s gross negligence or wilful misconduct) as a result of:

(a)	investigating any event which it reasonably believes (acting prudently and, if possible, following consultation with the Borrower) is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise after the date of this Agreement and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees and fees relating to publicity which has been approved by the Borrower) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent, the Arranger and each Lender for the amount of all costs and expenses (including legal fees, but in this case, only the legal fees of one law firm in each relevant jurisdiction acting on behalf of all the Lenders) reasonably incurred by such parties in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any payment by the Borrower or any discharge given by a Finance Party (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from the Borrower, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from a Guarantor under this Clause 18. This waiver applies irrespective of any law or regulation or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from a Guarantor or on account of such Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by the Borrower;

(b)	to claim any contribution from any other guarantor of the Borrower’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)	It is a corporation, duly organised and validly existing under the laws and regulations of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any reservations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

(c)	have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, subject to any reservations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

19.7	Deduction of Tax

It is not required under the laws and regulations of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Qualifying Lender.

19.8	No filing or stamp taxes

Under the laws and regulations of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default

(a)	No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

19.10	No misleading information

(a)	Any factual information provided by the Borrower for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared in good faith on the basis of recent historical information and on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future performance.

(c)	Nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)	All written information (other than the Information Memorandum) supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

19.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied and are complete and accurate in all material respects.

(b)	Its Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

(c)	For the purposes of any repetition of the representation contained in paragraphs (a) and (b) of this Clause 19.11 (pursuant to Clause 19.21 (Repetition)) the representations will be made in respect of the latest consolidated financial statements of each Obligor instead of the Original Financial Statements.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally.

19.13	No proceedings pending or threatened

Except as disclosed in Schedule 13 (Proceedings Pending or Threatened), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which (i) are likely to be adversely determined and which, if so determined, would be reasonably likely to have a Material Adverse Effect or (ii) (where not of a frivolous or vexatious nature or where not dismissed within 30 days of commencement) purports to affect the legality, validity or enforceability of any of the obligations under the Finance Documents have been started or threatened against any Obligor or any Material Subsidiary.

19.14	No winding-up

No legal proceedings or other procedures or steps have been taken or are threatening in relation to the winding-up, dissolution, administration or reorganisation of any Obligor or Material Subsidiary (other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor).

19.15	Security

It is in compliance with its obligations under Clause 22.6 (Negative pledge).

19.16	Material Adverse Change

There has been no material adverse change in the Borrower’s business, condition (financial or otherwise), operations, performance or assets taken as a whole (or the business, consolidated condition (financial or otherwise) operations, performance or the assets generally of the Group taken as a whole) since its Original Financial Statements.

19.17	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.18	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group to have a Material Adverse Effect.

19.19	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

19.20	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

19.21	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and the first day of each Interest Period.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of such Obligor’s respective financial years:

(i)	the Borrower’s audited consolidated and unconsolidated financial statements for that financial year; and

(ii)	each Guarantor’s respective audited consolidated (to the extent available) and unconsolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, its consolidated and unconsolidated financial statements for that financial half year.

20.2	Compliance Certificate

(a)	The Borrower shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to paragraphs (a) (i) and (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by an Authorised Signatory of the Borrower and, if required to be delivered with the consolidated financial statements delivered pursuant to paragraph (a) (i) of Clause 20.1 (Financial statements), by the Borrower’s auditors.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 20.1 (Financial statements) shall be certified by an Authorised Signatory of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the audited Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and, unless amendments are agreed in accordance with paragraph (c) of this Clause 20.3, its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s audited Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s audited Original Financial Statements.

(c)	If the Borrower adopts International Accounting Standards, the Borrower and the Agent shall, at the Borrower’s request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 21 (Financial Covenants) and the ratios used to calculate the Margin and, in each case, the definitions used therein as may be necessary to ensure that the criteria for evaluating the Group’s financial condition grant to the Lenders protection equivalent to that which would have been enjoyed by them had the Borrower not adopted International Accounting Standards. Any amendments agreed will take effect on the date agreed between the Agent and the Borrower subject to the consent of the Majority Lenders. If no such agreement is reached within 90 days of the Borrower’s request, the Borrower will remain subject to the obligation to deliver the information specified in paragraph (b) of this Clause 20.3.

20.4	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, assets and business of any Obligor or member of the Group as the Agent (or any Lender through the Agent) may reasonably request (including, but not limited to, information on Rating, if such credit rating has not been publicly announced) other than any information the disclosure of which would result in a breach of any applicable law or regulation or confidentiality agreement entered into in good faith provided that the Borrower shall use reasonable efforts to be released from any such confidentiality agreement.

20.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by an Authorised Signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Money laundering obligations

(a)	Each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation (if any) and other evidence (if any) as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to comply with its obligations under any laws or regulations relating to money laundering.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to comply with its obligations under any laws or regulations relating to money laundering.

20.7	Notarisations

Each Obligor shall notify the Agent of any Notarisations referred to in paragraph (a) (iv) of Clause 22.5 (Notarisation) promptly upon such Notarisations taking place.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Clause 21:

“Adjusted EBITDA” means, for any Relevant Period, the sum of (a) EBITDA and (b) with respect to any business acquired during such period, the sum of (i) the operating income and (ii) depreciation and amortization expense for such business, as determined in accordance with GAAP for such Relevant Period, provided that the Borrower need only make the adjustments contemplated by “(b)” above if the operating income and depreciation and amortization expense of the acquired business in the 12 Months prior to its acquisition amount to EUR 10,000,000 or more.

“Cemex Capital Contributions” means contributions in cash to the capital of the Borrower by CEMEX S.A. de C.V. or by any of its Subsidiaries not being a Subsidiary of the Borrower made after 1 January 2004.

“EBITDA” means for the Relevant Period immediately preceding the date on which it is to be calculated, operating profit plus annual depreciation for fixed assets plus annual amortisation of intangible assets plus annual amortisation of start up costs of the Group plus dividends received from non-consolidated companies and from companies consolidated by the equity method plus an amount equal to the amount of Cemex Capital Contributions made during such period immediately preceding the date on which it is to be calculated (up to an amount equal to the amount of Royalty Expenses made in such period) plus the income recorded during such period for the use of C02 Emission Rights (to the extent not already included in the calculation of operating profit). Such calculation shall be made in accordance with GAAP.

“Finance Charges” means for any Relevant Period, the sum (without duplication) of (a) all interest expense in respect of Financial Indebtedness (including imputed interest on Capital Leases) for such period plus (b) all debt discount and expense (including, without limitation, expenses relating tithe issuance of instruments representing Financial Indebtedness) amortized during such period plus (c) amortization of discounts on sales of receivables during such period plus (d) all factoring charges for such period plus (e) all guarantee charges for such period plus (f) any charges analogous to the foregoing relating to Off-Balance-Sheet Transactions for such period, all determined on a consolidated basis in accordance with GAAP.

“Guarantees” means any guarantee or indemnity (in the case of the latter for any specified amount or otherwise in the amount specified in or for which provision has been made in the accounts of the indemnifier) in any form made other than in the ordinary course of business of the guarantor.

“Intellectual Property Rights” means all copyrights (including rights in computer software), trade marks, service marks, business names, patents, rights in inventions, registered designs, design rights, database rights and similar rights, rights in trade secrets or other confidential information and any other intellectual property rights and any interests (including by way of license) in any of the foregoing (in each case whether registered or not and including all applications for the same) which may subsist in any given jurisdiction.

“Net Borrowings” means, at any time, the remainder of (a) Total Borrowings at such time less (b) the aggregate amount of the following items held by the Borrower and its Subsidiaries at such time: cash on hand, marketable securities, investments in money market funds, banker’s acceptances, short-term deposits and other liquid investments.

“Off-Balance-Sheet Transactions” means any present or future financing transaction not reflected as indebtedness on the consolidated balance sheet of the Borrower, but being structured in a way that may result in payment obligations by any Group member, excluding any financing transaction in the form of:

(a)	interest rate and currency exchange rate hedging agreements to hedge risks arising in the normal course of business;

(b)	transactions containing potential payments by any Group member (e.g. via a put-option agreement or similar structures) under which payments are incapable of being triggered until three days after the Termination Date in relation to Facility A; or

(c)	any supply arrangement or equipment lease in respect of energy or raw material sourcing containing contingent obligations to directly or indirectly purchase (including through the purchase of shares or other equity participation) the underlying operations or assets up to an aggregate maximum of $100,000,000.

“Relevant Period” means each period of twelve Months ending on the last day of the first half of the Borrower’s financial year and each period of twelve Months ending on the last day of the Borrower’s financial year.

“Rolling Basis” means the calculation of a ratio or an amount made at the end of a financial half year in respect of that financial half year and the immediately preceding financial half year.

“Royalty Expenses” means expenses incurred by the Borrower or any of its Subsidiaries to CEMEX S.A. de C.V. or any of its Subsidiaries not being a Subsidiary of the Borrower as (a) consideration for the granting to the Borrower or any Subsidiary of a licence to use, exploit and enjoy Intellectual Property Rights and any other intangible assets such as, but not limited to, know-how, formulae, process technology and other forms of intellectual and industrial property, whether or not registered, held by CEMEX S.A. de C.V. or any of its Subsidiaries not being a Subsidiary of the Borrower; or (b) fees, commissions or other amounts accrued in respect of any management contract, services contract, overhead expenses allocation arrangement or any other similar transaction; provided that in clauses (a) and (b) such amounts shall have been taken into consideration in the calculation of operating profit under Spanish GAAP.

“Subordinated Debt” means debt granted by CEMEX S.A. de C.V. (a company registered in Mexico) or any of its Subsidiaries not being a member of the Group to the Borrower or any of its Subsidiaries on terms such that no payments of principal may be made thereunder (including but not limited to following any winding up, suspensión de pagos or quiebra or other like event of the Borrower) until the Agent has confirmed in writing that all amounts outstanding hereunder have been paid in full.

“Total Borrowings” means without duplication, in respect of any person all Guarantees granted by such person, plus all Off-Balance-Sheet Transactions entered into by such person, plus all such person’s Financial Indebtedness, but excluding any Subordinated Debt.

21.2	Financial condition

The Borrower shall ensure that in respect of any Relevant Period:

(a)	the ratio of Net Borrowings to Adjusted EBITDA calculated on a Rolling Basis shall be less than or equal to 3.5:1; and

(b)	the ratio of EBITDA to Finance Charges calculated on a Rolling Basis shall be greater than or equal to 3:1.

21.3	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested semi-annually by reference to each of the Borrower’s consolidated financial statements delivered pursuant to and/or each Compliance Certificate delivered with respect to any such consolidated financial statements pursuant to Clause 20.1 (Financial statements) and Clause 20.2 (Compliance Certificate).

21.4	Accounting terms

All accounting expressions which are not otherwise defined herein shall have the meaning ascribed thereto in GAAP.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Preservation of corporate existence

Subject to Clause 22.8 (Merger), each Obligor shall (and the Borrower shall ensure that each of its Subsidiaries will), preserve and maintain its corporate existence and rights.

22.3	Preservation of properties

Each Obligor shall (and the Borrower shall ensure that each of its Subsidiaries will) maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

22.4	Compliance with laws and regulations

(a)	Each Obligor shall (and shall procure that each of its Subsidiaries will) comply in all respects with all laws and regulations to which it may be subject, if failure to so comply would be likely to have a Material Adverse Effect.

(b)	The Borrower shall (and shall procure that each of its Subsidiaries will) comply with ERISA and will ensure that the levels of contribution to pension schemes are and continue to be sufficient to comply with all its and their material obligations under such schemes and generally under applicable laws and regulations, except where failure to make such contributions would not reasonably be expected to have a Material Adverse Effect.

22.5	Notarisation

(a)	Subject to paragraph (b) of this Clause 22.5, the Borrower shall not (and shall procure that none of its Subsidiaries will) permit any of its unsecured indebtedness to be notarised as a Spanish Public Document (any such notarisation, a “Notarisation”), other than the following permitted Notarisations (“Permitted Notarisations”):

(i)	any Permitted Notarisations listed in Schedule 8 (Existing Notarisations) and any amendments or modifications thereof, provided that any such amendment or modification shall not result in the increase of the principal amount of the relevant indebtedness nor the extension of the maturity thereof nor, for the avoidance of doubt, relate to any refinancing of the relevant indebtedness;

(ii)	Notarisations which are required by applicable law or regulation or which arise by operation of law other than pursuant to any issue of debt securities in accordance with Article 285 of the Spanish Corporations Law (Ley de Sociedades Anónimas);

(iii)	Notarisations with the prior written consent of the Majority Lenders;

(iv)	any Notarisations securing indebtedness the principal amount of which (when aggregated with the principal amount of any other Notarisations other than any Permitted Notarisations under paragraphs (i) or (iii) above) do not exceed EUR 100,000,000 (or its equivalent in another currency or currencies); and

(v)	any Notarisations relating to indebtedness in respect of any sale and purchase agreement customarily registered in a public register in Spain and payment of which indebtedness is made within seven days of the date of such agreement.

(b)	Paragraph (a) of this Clause 22.5 shall not apply if the Borrower, concurrently with any such Notarisation (not being a Permitted Notarisation) referred to in paragraph (a) of this Clause 22.5 and at its own cost and expense, causes this Agreement to be the subject of a Notarisation.

22.6	Negative pledge

The Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Security on or with respect to any of its property or assets or those of any Subsidiary, whether now owned or held or hereafter acquired, other than the following Security (“Permitted Security”):

(a)	Security for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(b)	statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(c)	liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(d)	any judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(e)	Security existing on the date of this Agreement as described in Schedule 7 (Existing Security) provided that the amount secured thereby is not increased;

(f)	any Security on property acquired by the Borrower or any of its Subsidiaries after the date of this Agreement that was existing on the date of acquisition of such property; provided that such Security was not incurred in anticipation of such acquisition, and any Security created to secure all or any payment of the purchase price, or to secure indebtedness incurred or assumed to pay all or any part of the purchase price, of property acquired by the Borrower or any of its Subsidiaries after the date of this Agreement provided, further, that (i) any such Security permitted pursuant to this paragraph (f) shall be confined solely to the item or items of property so acquired (including, in the case of any acquisition of a corporation through the acquisition of 51% or more of the voting stock of such corporation, the stock and assets of any acquired Subsidiary or acquiring Subsidiary by which the acquired Subsidiary will be directly or indirectly controlled) and, if required by the terms of the instrument originally creating such Security, other property which is an improvement to, or is acquired for specific use with, such acquired property; (ii) if applicable, any such Security shall be created within nine Months after, in the case of property, its acquisition, or, in the case of improvements, their completion; and (iii) no such Security shall be made in respect of any indebtedness in relation to repayment of which recourse may be had to any member of the Group other than in relation to the item or items as referred to in (i) above;

(g)	any Security renewing, extending or refinancing the indebtedness to which any Security permitted by paragraph (f) above relates; provided that the principal amount of indebtedness secured by such Security immediately prior thereto is not increased and such Security is not extended to other property;

(h)	the transfer of shares or any other instrument of title representing an equity participation in the Asia Fund into a trust;

(i)	any Security created on shares representing no more than a Stake in the capital stock of any of the Borrower’s Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose corporation (including any entity with legal personality) of which such shares constitute the sole assets provided that the proceeds from the deposit or transfer of such shares into such trust, corporation or entity and from any transfer of or distributions in respect of the Borrower’s or any Subsidiary’s interest in such trust, corporation or entity are applied as provided under Clause 22.7 (Disposals) and provided further that such Security may not secure Financial Indebtedness of the Borrower or any Subsidiary unless otherwise permitted under this Clause 22.6 and that the economic and voting rights in such capital stock is maintained by the Borrower in its Subsidiaries;

(j)	any Security permitted by the Agent, acting on the instructions of the Majority Lenders;

(k)	any securitisation of receivables notwithstanding that it is made at discount from the amount due on such receivables and provided that it is made on a non recourse basis or that recourse is directly or indirectly limited to collection of the receivables plus related interest and financial and collection costs and expenses;

(l)	in addition to the Security permitted by the foregoing paragraphs (a) to (k), Security securing indebtedness of the Borrower and its Subsidiaries (taken as a whole) not in excess of an amount equal to 5% of the Adjusted Consolidated Net Tangible Assets of the Group, as determined in accordance with GAAP;

unless, in each case, the Obligors have made or caused to be made effective provision whereby the obligations hereunder are secured equally and rateably with, or prior to, the indebtedness secured by such Security (other than Permitted Security) for so long as such indebtedness is so secured.

For the purposes of paragraph (l) of this Clause 22.6, “Adjusted Consolidated Net Tangible Assets” means, with respect to any person, the total assets of such person and its Subsidiaries (less applicable depreciation, amortisation and other valuation reserves), including any write-ups or restatements required under GAAP (other than with respect to items referred to in (ii) below), minus (i) all current liabilities of such person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licences, concessions, patents, un-amortised debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with GAAP.

22.7	Disposals

(a)	Subject to paragraph (b) of this Clause 22.7, the Borrower shall not (and the Borrower shall ensure that none of its Subsidiaries will), without the prior written consent of the Majority Lenders, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all its assets or a substantial part of its assets representing more than 5 per cent. in aggregate of the total consolidated assets of the Group, calculated by reference to the latest consolidated financial statements of the Borrower, delivered pursuant to paragraph (a) (i) of Clause 20.1 (Financial statements), unless (i) full value for such assets is received by the Borrower or its Subsidiaries; (ii) an amount equal to the net proceeds of any such sale, lease, transfer or other disposal to the extent that such sale, lease, transfer or other disposal relates to assets representing more than 5 per cent. in aggregate of the total consolidated assets of the Group, calculated by reference to the latest consolidated financial statements of the Borrower delivered pursuant to paragraph (a) (i) of Clause 20.1 (Financial statements) is reinvested within twelve Months of receipt by the Borrower or its Subsidiaries in the business of the Group; and (iii) neither such sale, lease, transfer or other disposal nor such reinvestment directly results in an adverse change to the Rating of the Borrower as at the date hereof (namely, S&P:BBB- and Moody’s:Baa3).

(b)	Paragraph (a) of this Clause 22.7 does not apply to any sale, lease, transfer or other disposal of assets:

(i)	made on arm’s length terms and for fair market value in the ordinary course of business of the disposing entity;

(ii)	in respect of any securitisation of receivables notwithstanding that it is made at discount from the amount due on such receivables and provided that it is made on a non-recourse basis or that recourse is directly or indirectly limited to collection of the receivables plus related interest and financial and collection costs and expenses;

(iii)	from any member of the Group to another member of the Group on arm’s length terms and for fair market or book value provided that the exception contained in this paragraph (iii) shall not apply to any sale, lease, transfer or other disposal of an asset

(A)	from any Obligor to another member of the Group which is not an Obligor unless the person to whom such sale, lease, transfer or other disposal is made (the “Transferee”) becomes a Guarantor; or

(B)	from any Material Subsidiary to another member of the Group which is not a Material Subsidiary unless the person making such sale, lease, transfer or other disposal does not cease to be a Material Subsidiary or, if it ceases to be a Material Subsidiary, any Transferee shall be deemed to be a Material Subsidiary;

(iv)	(A) in respect of which the net proceeds are used to repay any amounts outstanding hereunder in an amount equal to such net proceeds and (B) if the Available Commitments in an amount equal thereto are cancelled;

(v)	in respect of which the proceeds are applied pursuant to any prepayment requirement included as at the date hereof in existing loan agreements of any Subsidiary in relation to the use of proceeds received from the disposal of any assets.

22.8	Merger

(a)	Subject to paragraphs (b) and (c) of this Clause 22.8, unless it has obtained the prior written approval of the Majority Lenders, no Obligor shall (and the Borrower shall ensure that none of its Subsidiaries will) enter into any amalgamation, demerger, merger or other corporate reconstruction (a “Reconstruction”), other than (i) a Reconstruction relating only to the Borrower’s Subsidiaries inter se; (ii) a Reconstruction between the Borrower and any of its Subsidiaries; or (iii) a solvent reorganisation or liquidation of any of the Subsidiaries not being Obligors, provided that in any case no Default shall have occurred and be continuing at the time of such transaction or would result therefrom and provided further that (a) none of the Security (if any) granted to the Lenders nor the guarantees granted by the Guarantors hereunder is or are adversely affected as a result, and (b) the resulting entity, if it is not an Obligor, assumes the obligations of the Obligor the subject of the merger.

(b)	Subject to paragraph (c) of this Clause 22.8, the Obligors may merge with any other person if the book value of such person’s assets prior to the merger does not exceed 3 per cent. of the book value of the Group’s assets taken as a whole considered on a consolidated basis.

(c)	In paragraphs (a) and (b) of this Clause 22.8, the Rating of the Borrower as of the date hereof (namely, S&P:BBB- and Moody’s:Baa3) shall not be adversely affected whether at the time of, or within 3 Months of, the date of announcement of a Reconstruction, directly as a result of any merger involving the Borrower, and the resulting entity, if it is not an Obligor, shall assume the obligations of the Obligor the subject of the merger.

22.9	Change of business

(a)	None of the Obligors shall make a substantial change to the general nature of its business from that carried on at the date of this Agreement and there shall be no cessation of business in relation to any of the Obligors (save (except in the case of the Borrower which shall in no event cease or substantially change its business) unless another Obligor continues to operate any such business).

(b)	The Borrower shall procure that no substantial change is made to the general nature of the business of any of its Material Subsidiaries (other than a Guarantor) from that carried on at the date of this Agreement and that there shall be no cessation of such business.

22.10	Insurance

The Obligors shall (and the Borrower shall ensure that each of its Material Subsidiaries (other than the Obligors) will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.11	Environmental Compliance

The Borrower shall (and the Borrower shall ensure that each of its Subsidiaries will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

22.12	Environmental Claims

The Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of the Borrower’s knowledge and belief) is threatened against any member of the Group, or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

22.13	Transactions with Affiliates

Each Obligor shall (and the Borrower shall ensure that its Subsidiaries will) ensure that any transactions with respective Affiliates are on terms that are fair and reasonable and no less favourable to such Obligor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a person not an Affiliate.

22.14	Pari passu ranking

Each Obligor shall ensure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally from time to time.

22.15	Payment restrictions affecting Subsidiaries

The Borrower shall not enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement directly limiting the ability of any of its Subsidiaries to:

(a)	declare or pay dividends or other distributions in respect of its or their respective equity interests in a Subsidiary, except any agreement or arrangement

(other than in relation to the Asia Fund as at the date hereof) entered into by a person prior to such person becoming a Subsidiary, in which case the Borrower shall use its reasonable endeavours to remove such limitations. If, however, as a result of the acquisition of such person, any of the Ratings assigned by S&P or Moody’s to the Borrower or any of the Ratings assigned by S&P or Moody’s to any issue under the Euro 2,000 million medium term note programme guaranteed by the Borrower and the guarantors (the “Programme”) (i) are reduced but the Ratings of both S&P and Moody’s of the Borrower and the Programme remain Investment Grade, the Borrower shall use its best endeavours to remove such limitation; or (ii) are reduced below Investment Grade, the Borrower shall procure that such limitation be removed within 3 Months of the date of such acquisition. In any event, the Borrower shall have the option, in any of the circumstances described above, to procure that the person acquired becomes a Guarantor instead of removing such limitations;

or

(b)	repay any intercompany indebtedness owed by any Subsidiary to any Obligor and, for the avoidance of doubt, subordination provisions shall not be considered a limitation for the purpose of this Clause 22.15.

22.16	Indebtedness of Guarantors

None of the Guarantors shall incur or permit to exist any Financial Indebtedness other than:

(a)	Financial Indebtedness in respect of its taxes or costs, incurred pursuant to legal requirements;

(b)	Financial Indebtedness owed to another member of the Group;

(c)	Financial Indebtedness of another member of the Group guaranteed by a Guarantor; and

(d)	Financial Indebtedness not falling within paragraph (a) to (c) above, in an aggregate amount not exceeding Euro 3,000,000 (or the equivalent thereof in any other currency).

22.17	Notification of adverse change in Rating

The Borrower shall promptly notify the Agent of any adverse change in its Rating or Outlook.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless such failure to pay is caused by an administrative error or technical difficulties within the banking system in relation to the transmission of funds and payment is made within three Business Days of its due date.

23.2	Financial covenants

Any requirement of Clause 21 (Financial Covenants) is not satisfied.

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) of this Clause 23.3 above will occur if the failure to comply is capable of remedy and is remedied within fifteen Business Days of the Agent giving written notice to the Borrower or the Borrower becoming aware of the failure to comply whichever is the earlier.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross acceleration

(a)	Any Financial Indebtedness of any Obligor or member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Obligor or member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) of this Clause 23.5 above is less than EUR 27,500,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	Any of the Obligors or Material Subsidiaries is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any of the Obligors or Material Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors or Material Subsidiaries.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors or Material Subsidiaries other than a solvent liquidation or reorganisation of any of the Material Subsidiaries not being Obligors;

(b)	a composition, assignment or arrangement with any creditor of any of the Obligors or Material Subsidiaries;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of any of the Material Subsidiaries not being Obligors), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of the Obligors or Material Subsidiaries or any of their assets;

or any analogous procedure or step is taken in any jurisdiction.

23.8	Expropriation and sequestration

Any expropriation or sequestration affects any asset or assets of any Obligor or any Material Subsidiary and has a Material Adverse Effect.

23.9	Creditors’ process and enforcement of Security

(a)	Any Security is enforced against any Obligor or any Material Subsidiary.

(b)	Any attachment, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary.

(c)	No Event of Default under paragraphs (a) or (b) of this Clause 23.9 above will occur if:

(i)	the action is being contested in good faith by appropriate proceedings;

(ii)	the principal amount of the indebtedness secured by such Security or in respect of which such attachment, distress or execution is carried out represents less than EUR 27,500,000 (or its equivalent in any other currency or currencies); and

(iii)	the enforcement proceedings, attachment, distress or execution is or are discharged within 28 days of commencement.

23.10	Failure to comply with judgment

Any Obligor or any Material Subsidiary fails to comply with or pay any sum due from it under any judgment or any order made or given by any court of competent jurisdiction save unless payment of any such sum is suspended pending an appeal.

23.11	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.12	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.13	Change of Control

If CEMEX, S.A.B. de C.V. ceases to:

(a)	be entitled to (whether by way of ownership of shares, proxy, contract, agency or otherwise):

(i)	cast, or control the casting of, at least 51 per cent. of the maximum number of votes that might be cast at a general meeting of the Borrower;

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Borrower;

(iii)	give directions with respect to the operating and financial policies of the Borrower which the directors or other equivalent officers of the Borrower are obliged to comply with; or

(b)	hold at least 51 per cent. of the common shares in the Borrower.

23.14	Material adverse change

Any material adverse change arises in the financial condition of the Group taken as a whole which the Majority Lenders reasonably determine would result in the failure by any Obligor to perform its payment obligations under any of the Finance Documents.

23.15	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a securitisation trust or fund or (subject to paragraph (a) of Clause 24.2 (Conditions of assignment or transfer) other entity (the “New Lender”) provided that any assignment or transfer in respect of Facility A, Facility C1 or Facility C2 by a Lender having participations in each of Facility A, Facility C1 and Facility C2 shall be made proportionally as between Facility A, Facility C1 and Facility C2.

24.2	Conditions of assignment or transfer

(a)	The consent of the Borrower is required for an assignment or transfer to an entity which is not a bank or financial institution or a securitisation trust or fund.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all checks relating to any person that it is required to carry out pursuant to any laws or regulations relating to money laundering in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,000.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law or regulation are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected on the Transfer Date in accordance with paragraph (b) below provided that a duly completed Transfer Certificate is delivered to the Agent by the Existing Lender and the New Lender at least five Business Days prior to the Transfer Date.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has received a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

24.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24.8	Interest

All interest accrued in the Interest Period in which a transfer is effective shall be paid to the Existing Lender.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Guarantors

(a)	The Borrower shall procure that, in respect of (i) each of its Subsidiaries to whom a sale, lease, transfer or other disposal is made by an Obligor pursuant to paragraph (b) (iii) (A) of Clause 22.7 (Disposals); (ii) each of its Subsidiaries which is or which is deemed to be a Material Subsidiary, whether pursuant to paragraph (b) (iii) (B) of Clause 22.7 (Disposals) or otherwise; or (iii) each person whom the Borrower elects to procure to become a Guarantor pursuant to Clause 22.15 (Payment restrictions affecting Subsidiaries), such Subsidiary or the Holding Company of such Material Subsidiary or such person respectively become an Additional Guarantor (unless such Subsidiary or such Material Subsidiary (in the case of (i) and (ii) respectively) is already a Guarantor) by:

(A)	the Borrower delivering to the Agent a duly-completed and executed Accession Letter; and

(B)	the Agent receiving from the Borrower all of the documents and other evidence referred listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Guarantor) in relation to that Additional Guarantor.

(b)	The Agent shall notify the Guarantors and the Lenders promptly upon being satisfied that it has received all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Guarantor).

(c)	For the purposes of this Clause 25.2 only, a “Holding Company” means, in relation to a Material Subsidiary, any company or corporation in respect of which it is a Subsidiary and which is not in turn a Subsidiary of a Holding Company (as defined in Clause 1.1 (Definitions)).

25.3	Resignation of Guarantor

A Guarantor (a “Resigning Guarantor”) will cease to be a Guarantor if:

(a)	it makes a sale, lease, transfer or other disposal of all or substantially all (but not a part only) of its assets to another member of the Group which is or becomes a Guarantor in accordance with paragraph (a) (i) of Clause 25.2 (Additional Guarantors); or

(b)	its Holding Company becomes a Guarantor,

provided that such Resigning Guarantor also, if applicable, ceases concurrently to be a guarantor in respect of any other indebtedness of the Group or of any member of the Group and provided further that such Resigning Guarantor notifies the Agent of any sale, lease, transfer or other disposal in accordance with paragraph (a) of this Clause 25.3.

25.4	Removal of Guarantor

(a)	In the event that the Borrower delivers to the Agent a certificate (“Guarantor Removal Certificate”) signed by two authorised signatories of the Borrower confirming that (as at the date of the Guarantor Removal Certificate) a substantial part of the Net Borrowings of the Group:

(i)	is guaranteed only by the Borrower and/or any other guarantors which are not Guarantors (whether, for the avoidance of doubt, as a result of the repayment, redemption, maturity or cancellation of any Financial Indebtedness, or any agreement with any creditor of the Group or as a result of any other reason); and/or

(ii)	(A) is subject to provisions in any agreements or documents (including this Agreement) with any creditor of the Group (or any other party) relating to any Financial Indebtedness of the Group, which allow for the removal of all or any of the Guarantors as guarantors pursuant to such agreements or documents (other than the Borrower, such that the only remaining guarantors of such Financial Indebtedness would in each case be the Borrower and/or any other guarantors which are not Guarantors), and (B) the conditions (if any) to such removal pursuant to such agreements or documents have been met by the relevant Guarantor, and (C) any or all of the relevant Guarantors (other than the Borrower) has or have been removed (or will be so removed at a date which is not later than the date scheduled for removal of the relevant Guarantor pursuant to the relevant Guarantor Removal Certificate) as guarantors of the relevant Financial Indebtedness pursuant to such agreements or other documents, the obligations of the relevant Guarantor(s) (other than the Borrower) under the guarantee and indemnity contained in Clause 18 (Guarantee and Indemnity) shall terminate and such Guarantor(s) shall be deemed to be discharged in full, and shall cease to be Guarantor(s), effective as at the date indicated in the Guarantor Removal Certificate, which date shall not be earlier than 10 days of receipt by the Agent of the Guarantor Removal Certificate, provided always that any such termination and discharge pursuant to this Clause 25.4 would not result in a downgrading of the then current Rating of the Borrower assigned by S&P or Fitch Investors Service, Inc.

(b)	For the purposes of this Clause 25.4, a “substantial part” shall mean an aggregate amount equal or greater than 85 per cent of the aggregate value of the Net Borrowings of the Group.

The “Net Borrowings” of the Group referred to in this Clause shall be determined by reference to the most recent Compliance Certificate delivered to the Agent pursuant to Clause 20.2 (Compliance Certificate) at the date of the relevant Guarantor Removal Certificate.

(c)	For the avoidance of doubt, the Guarantor Removal Certificate shall also:

(i)	specify the percentage of the Net Borrowings of the Group which is guaranteed only by the Borrower and/or any other guarantors which are not Guarantors;

(ii)	specify the percentage of the Net Borrowings of the Group which is subject to provisions in agreements or documents which allow for the removal of the Guarantors (other than the Borrower);

(iii)	certify that the conditions (if any) to the removal of such Guarantors in such agreements or documents have been met by the relevant member of the Group as at the date of the Guarantor Removal Certificate;

(iv)	certify that the relevant Guarantor(s) has or have been removed (or will be so removed at a date which is not later than the date scheduled for removal of the relevant Guarantor pursuant to the relevant Guarantor Removal Certificate) as Guarantor(s) of the relevant Financial Indebtedness; and

(v)	confirm that neither S&P nor Fitch Investors Service, Inc will downgrade the then current Rating assigned to the Borrower as a result of the removal of the relevant Guarantor(s) as Guarantor(s) under this Agreement.

(d)	Following delivery of the Guarantor Removal Certificate to the Agent, the Borrower shall provide notice of the removal, and termination of the obligations of the Guarantors (other than the Borrower) to the Finance Parties, in accordance with Clause 31 (Notices) of the Agreement.

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Affiliate that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document (including, but not limited to, the Borrower’s annual financial statements) which is delivered to the Agent for that Party by any other Party.

(b)	The Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document (including, for the avoidance of doubt, any representation, notice or document communicating the consent of the Majority Lenders pursuant to Clause 35.1 (Required consents) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of the Guarantor.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law and regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 26.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any checks pursuant to any laws or regulations relating to money laundering in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the European Union as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in the European Union).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

26.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Agent’s Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

26.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor (except pursuant to Clause 2.2 (Redenomination of Facility C1 and Facility C2) other than in accordance with Clause 29 (Payment mechanics) (whether by set-off or otherwise) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payments by Obligors or Lenders shall be made to such account in New York (in relation to dollars) or a principal financial centre in a Participating Member State or London (in relation to euro) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 26.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in New York (in relation to dollars) or the principal financial centre of a Participating Member State or London (in relation to euro).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency (in the case of Facility A, Facility B and Facility C1) and dollars (in the case of Facility C2) is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency (in respect of Facility A, Facility B and Facility C1) or dollars (in respect of Facility C2) shall be paid in that other currency.

29.9	Change of currency

(a)	Unless otherwise prohibited by law or regulation, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other.

(b)	If a change in any currency of a country occurs, this Agreement will be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Guarantor.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English or Spanish, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.4	Spanish Civil Procedure

In the event that this Agreement is raised to a Spanish Public Document, for the purposes of Article 572.2 of the Spanish Civil Procedure Law (Ley de Enjuiciamiento Civil), all parties expressly agree that the exact amount due at any time by the Obligors to the Lenders will be the amount specified in a certificate issued by the Agent (and/or any Lender) in accordance with Clause 32.2 (Certificates and Determinations) as representative of the Lenders reflecting the balance of the accounts referred to in Clause 32.1 (Accounts).

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law or regulation of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the laws and regulations of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or regulation.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the Availability Period or to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest or fees;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or any of the Guarantors;

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 18 (Guarantee and Indemnity), Clause 24 (Changes to the Lenders), Clause 25 (Changes to the Obligors) or this Clause 35; or

(viii)	a change in the definition of Optional Currencies.

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

37.1	This Agreement is governed by English law.

37.2	If any of the Original Guarantors is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws and regulations of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws and regulations shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law and regulation, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law or regulation, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Clifford Chance Secretaries Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Obligors

Name of Borrower	Registration number (or equivalent, if any)

Cemex España, S.A.	Nº Hoja-Registro Mercantil, Madrid: M- 156542 NIF: A46/004214

Name of Guarantor	Registration number (or equivalent, if any) Trade Register of the Chamber of Commerce and Industry in Amsterdam (The Netherlands)

Cemex Caracas Investments B.V.[1]	34121194

Cemex Caracas II Investments B.V.[2]	34159953

Cemex Egyptian Investments B.V.[3]	34108365

Cemex Manila Investments B.V.[4]	34108359

Sandworth Plaza Holding B.V.[5]	33234378

[1]	Cemex American Holdings B.V., Cemex Shipping B.V., Cemex Asia B.V. and Cemex Caracas Investments B.V. have retired as Guarantors.
[2]	Retired as Guarantor.
[3]	Retired as Guarantor.
[4]	Retired as Guarantor.
[5]	Retired as Guarantor.

Part II

The Original Lenders as at the Effective Date

Name of Original Lender	Facility C1 Commitment (yen)[1]	Facility C2 Commitment (yen)[2]
Banco Bilbao Vizcaya Argentaria, S.A.	2,920,782,887.00

Société Générale, S.A.	2,368,202,341.00

Banco Español do Crédito S.A.	2,970,778,269.00

Banco Santander Central Hispano, S.A.	1,918,243,896.00

BNP Paribas, Sucursal en España	1,918,243,896.00

Citibank International plc, Sucursal en España		865,709,523.00

HSBC Bank PLC, Sucursal en España	1,918,243,896.00

ING Belgium S.A., Sucursal en España	1,918,243,896.00

The Royal Bank of Scotland PLC	1,918,243,896.00

Fortis Bank, S.A., Sucursal en España	591,307,500.00

TOTALS	18,442,290,477.00	865,709,523.00

[1]	To be converted into euro on the Redenomination Date.
[2]	To be converted into dollars on the Redenomination Date.

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to initial Utilisation

1.	Obligors

(a)	A copy of the constitutional documents of each Obligor.

(a)	A power of attorney granting a specific individual or individuals sufficient power to sign the Finance Documents on behalf of the Borrower and a copy of a resolution of the board of directors of each Original Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(b)	A specimen of the signature of each person authorised by the resolution or power of attorney referred to in paragraph (b) above.

(c)	A certificate of each of the Obligors (signed by an Authorised Signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on any Obligor to be exceeded.

(d)	A certificate of an Authorised Signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	An opinion with respect to the laws and regulations of England from Clifford Chance, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	An opinion with respect to the laws and regulations of the Kingdom of Spain from Clifford Chance, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	An opinion with respect to the laws and regulations of The Netherlands from Clifford Chance, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	An opinion from in-house counsel of the Borrower, substantially in the form distributed to the Original Lenders prior to signing the Agreement.

3.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process) has accepted its appointment.

(b)	The Original Financial Statements of each Obligor.

(c)	A copy of form PE-1 stamped by the Bank of Spain (Banco de España), whereby it assigns a Financial Operation Number (“NOF”) to the Facility.

Part II

Conditions Precedent required to be delivered by an Additional Guarantor

1.	Obligors

(a)	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

(b)	A copy of the constitutional documents of the Additional Guarantor.

(c)	A copy of a resolution of the board of directors of the Additional Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and this Agreement and resolving that it execute the Accession Letter;

(ii)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with this Agreement.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	Should the legal advisers of the Lenders consider it advisable, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

(f)	A certificate of the Additional Guarantor (signed by an Authorised Signatory) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

(g)	A certificate of an Authorised Signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

2.	Legal opinion

(a)	A legal opinion of the legal advisers to the Additional Guarantor in form and substance reasonably satisfactory to the legal advisers of the Lenders.

(b)	A legal opinion of Clifford Chance, or other firm that can opine for the Additional Guarantor if not Clifford Chance, legal advisers to the Lenders.

3.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 38.2 (Service of process) has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers (after having taken appropriate legal advice) to be necessary or desirable (if it has notified the Additional Guarantor and the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of the Additional Guarantor.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From:	Cemex España, S.A.

To:	Banco Bilbao Vizcaya Argentaria, S.A.

Dated:

Dear Sirs

Cemex España, S.A. – EUR 250,000,000 and ¥ 19,308,000,000 Facilities Agreement

dated 30 March 2004 (as amended) (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility C1]/[Facility C2]*

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for Cemex España, S.A.

*	delete as appropriate

Part II

Selection Notice

Applicable to the Facility A Loan

From:	Cemex España, S.A.

To:	Banco Bilbao Vizcaya Argentaria, S.A.

Dated:

Dear Sirs

Cemex España, S.A. – EUR 250,000,000 and ¥ 19,308,000,000 Facilities Agreement

dated 30 March 2004 (as amended) (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Facility A Loan in [identify currency] with an Interest Period ending on [ ]*.

3.	We request that the next Interest Period for the Facility A Loan is [ ].

4.	We request that the Facility A Loan is [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [ ]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].] .

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for Cemex España, S.A.

*	Insert details of the Facility A Loan.

SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) each Lender shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”), in accordance with the paragraphs set out below. The Mandatory Cost will be a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the relevant Lender as follows:

E × 0.01	per cent. per annum.
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the relevant Lender as being the average of the most recent rates of charge supplied by the Reference Banks to the relevant Lender pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by a Lender, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to such Lender, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the relevant Lender based upon the information supplied to it pursuant to paragraph 6 above.

8.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3 and 6 above is true and correct in all respects.

9.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3 and 6 above.

10.	Any determination by a Lender pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

11.	The Agent may from time to time, if so requested by any Lender, notify to all Parties any amendments which are required by such Lender to be made to this Schedule in order to comply with any change in law or regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions).

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	Banco Bilbao Vizcaya Argentaria, S.A. as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Cemex España, S.A. – EUR 250,000,000 and ¥ 19,308,000,000 Facilities Agreement

dated 30 March 2004 (as amended) (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	Banco Bilbao Vizcaya Argentaria, S.A. as Agent

From:	Cemex España, S.A.

Dated:

Dear Sirs

Cemex España, S.A. – EUR 250,000,000 and ¥ 19,308,000,000 Facilities Agreement

dated 30 March 2004 (as amended) (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	Pursuant to Clause 21.2 (Financial condition) the financial condition of the Group as of [ ] evidenced by the consolidated financial statements for the financial year/first half/second half of the financial year then ended comply with the following conditions:

(i)	Net Borrowings EUR (“A”)

comprising	EUR [Guarantees]

EUR [Off-Balance-Sheet Transactions]

EUR [Financial Indebtedness]

EUR [Liquid Investments]

Adjusted EBITDA

comprising:

EUR [operating profit]

EUR [annual depreciation for fixed assets]

EUR [annual amortisation of intangible assets]

EUR [annual amortisation of start-up costs of the Group]

EUR [dividends received from non-consolidated companies]

EUR [dividends received from companies consolidated by the equity method]

EUR [Cemex Capital Contributions] EUR [acquired business (i) operating income and (ii) depreciation and amortisation expense]

EUR (“B”)

A:B to be less than or equal to                                 3.5:1

(ii)	EBITDA EUR (“B”)

Finance Charges

comprising	EUR [interest expenses]

EUR [other expenses]

EUR (“C”)

B:C to be greater than or equal to 3:1

(b)	As at the date of this Certificate the following Subsidiaries of the Group fall within the definition of Material Subsidiaries as set out in Clause 1.1 (Definitions):

3.	We confirm that no Default is continuing.

Signed:
Authorised Signatory of Cemex España, S.A.

[insert applicable certification language]

for and on behalf of [name of auditors of the Borrower]

SCHEDULE 7

EXISTING SECURITY

Company	Lender	Security	Total Principal Amount of Indebtedness Secured as of 31 December 2003 (millions of euro)
CEMEX Construction Materials, L.P.	Navistar Financial	Equipment related with the Credit	1.08
CEMEX Construction Materials, L.P.	GE Capital 7964, 8069	Equipment related with the Credit	0.93
CEMEX Construction Materials, L.P.	City of Long Beach	Cement Terminal (Capital Lease Obligation)	7.77
CEMEX Construction Materials, L.P.	Hampton	Land related with the Credit	0.25
CEMEX Construction Materials, L.P.	RIO	Land related with the credit	3.97
CEMEX Construction Materials, L.P.	Met-South, Inc.	Ash storage facility	0.18

			14.18

SCHEDULE 8

EXISTING NOTARISATIONS

Type of Agreement	Borrower/Guarantor	Maturity Date	Total Principal Amount of Indebtedness notarised as of 31 December 2003

Bilateral lines	Cemex España S.A./n.a.	Between Jan. 2004 and Dec. 2005	EUR	55,593,620	(1) (2)

Deferred purchase price	Aricemex S.A./n.a.	July, 2005	EUR	961,619

5-year term loan	Cementos Diamante/ Cemex España S.A.	October 19th, 2004	US$	37,172,250

(1)	Corresponds to the total committed amount under the facilities. Amount drawn as of 12.31.03: EUR 25,897,210
(2)	EUR 4,507,591 matured in January 14, 2004.

SCHEDULE 9

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential Purchaser/Purchaser’s agent/broker]

Re: The Agreement

Borrower: Date: Amount: Agent:

Dear Sirs

We understand that you are considering [acquiring]/[arranging the acquisition of] an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2.	Permitted Disclosure

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

[(b/c)]	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

[(c/d)]	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)] above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

(a)	neither we, [nor our principal] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] the Borrower and each other member of the Group.

10.	Third Party Rights

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this letter do not require the consent of the Relevant Persons to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by English law.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller/Seller’s agent/broker]

To: [Seller]

[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]

SCHEDULE 10

TIMETABLES

	Loans in euro	Loans in other currencies

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	U-3 11.30am	U-3 11.30am

Agent determines (in relation to a Utilisation) the Base Currency Amount or yen amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U-3 2.30pm	U-3 2.30pm

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 4.30pm	U-3 4.30pm

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-3 as of 5.00pm	U-3 as of 5.00pm

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U-3 as of 5.30pm	U-3 as of 5.30pm

Agent determines amount of the Loan in Optional Currency in accordance with Clause 6.3 (Change of currency)	U-3 as of 2.30pm	U-3 as of 2.30pm

Agent determines amount of the Facility A Loan in Optional Currency in accordance with Clause 6.4 (Same Optional Currency during successive Interest Periods)	U-3 as of 2.30pm	U-3 as of 2.30pm

Agent determines amount of the Facility A Loan in Optional Currency converted into Base Currency in accordance with paragraph (b) of Clause 6.4 (Same Optional Currency during successive Interest Periods)	U-3 as of 2.30pm	U-3 as of 2.30pm

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m.

“U” = date of utilisation

“U - X” = X Business Days prior to date of utilisation

SCHEDULE 11

FORM OF ACCESSION LETTER

To: Banco Bilbao Vizcaya Argentaria, S.A. as Agent

From: [Additional Guarantor] and Cemex España, S.A.

Dated:

Dear Sirs

Cemex España, S.A. – EUR 250,000,000 and ¥ 19,308,000,000 Facilities Agreement

dated 30 March 2004 (as amended) (the “Agreement”)

1.	[Additional Guarantor] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 25 (Changes to the Obligors) of the Facility Agreement. [Additional Guarantor] is a company duly incorporated under the laws and regulations of [name of relevant jurisdiction].

2.	ºAdditional Guarantor’s] administrative details are as follows:

Address:

Fax No:

Attention:

3.	This Accession Letter is governed by English law and is entered into by deed.

[Additional Guarantor]	Cemex España, S.A.

SCHEDULE 12

MATERIAL SUBSIDIARIES

Cemex Inc.

Cemex Corp.

Cemex Venezuela SACA

Vencement Investments

Construction Fund Corporation

SCHEDULE 13

PROCEEDINGS PENDING OR THREATENED

As of 31 December 2008

1.	Environmental Matters

United States

As of 31 December 2008, CEMEX, Inc. and its subsidiaries had accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately U.S.$43 million. The environmental matters relate to (i) the disposal of various materials, in accordance with past industry practice, which might be categorized as hazardous substances or wastes, and (ii) the cleanup of sites used or operated by CEMEX, Inc., including discontinued operations, regarding the disposal of hazardous substances or wastes, either individually or jointly with other parties. Most of the proceedings are in the preliminary stage, and a final resolution might take several years. For purposes of recording the provision, CEMEX, Inc. considers that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. The ultimate cost that might be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work, and negotiations with or litigation against potential sources of recovery have been completed.

CEMEX Construction Materials Florida, LLC f/k/a Rinker Materials of Florida, Inc. (“CEMEX Florida”), a subsidiary of CEMEX, Inc., holds one federal quarry permit and is the beneficiary of one of 10 other federal quarrying permits granted for the Lake Belt area in South Florida. The permit held by CEMEX Florida covers CEMEX Florida’s SCL and FEC quarries. CEMEX Florida’s Krome quarry is operated under one of the other federal quarry permits. The FEC quarry is the largest of CEMEX Floridas’ quarries measured by volume of aggregates mined and sold. CEMEX Florida’s Miami cement mill is located at the SCL quarry and is supplied by that quarry. A ruling was issued on 22 March 2006 by a judge of the U.S. District Court for the Southern District of Florida in connection with litigation brought by environmental groups concerning the manner in which the permits were granted. Although not named as a defendant, CEMEX Florida has intervened in the proceedings to protect its interests. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the relevant governmental agencies in connection with the issuance of the permits. The judge remanded the permits to the relevant governmental agencies for further review, which review the governmental agencies have indicated in a recent announcement should take until mid February 2009 to conclude. The judge also conducted further proceedings to determine the activities to be conducted during the remand period. In July 2007, the judge issued a ruling that halted certain quarrying operations at three non-CEMEX Florida quarries. The judge left in place CEMEX Florida’s Lake Belt permits until the relevant government agencies complete their review. In a May 2008 ruling, the federal appellate court determined that the district court judge did not apply the proper standard of review to the permit issuance decision of the governmental agency, vacated the district court’s prior order, and remanded the proceeding to the district court to apply the proper standard of review; this review remains pending before the district court judge. If the Lake Belt permits are ultimately set aside or quarrying operations under them restricted, CEMEX Florida will need to source aggregates, to the extent available, from other locations in Florida or import aggregates. This would likely affect profits from our Florida operations. Any adverse impacts on the Florida economy arising from the cessation or significant restriction of quarrying operations in the Lake Belt could also have a material adverse effect on our financial results.

Europe

In Great Britain, future expenditure on closed and current landfill sites has been assessed and quantified over the period in which the sites are considered to have the potential to cause environmental harm, generally consistent with the regulator view of up to 60 years from the date of closure. The assessed expenditure relates to the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure. The costs have been quantified on a net present value basis in the amount of approximately £122 million, and an accounting provision for this sum has been made at 31 December 2007.

In 2003, the European Union adopted a directive implementing the Kyoto Protocol on climate change and establishing a greenhouse gas emissions allowance trading scheme within the European Union. The directive requires Member States to impose binding caps on carbon dioxide emissions from installations involved in energy activities, the production and processing of ferrous metals, the mineral industry (including cement production) and the pulp, paper or board production business. Under this scheme, companies with operations in these sectors receive from the relevant Member States allowances that set limitations on the levels of greenhouse gas emissions from their installations. These allowances are tradable so as to enable companies that manage to reduce their emissions to sell their excess allowances to companies that are not reaching their emissions objectives. Companies can also use credits issued from the use of the flexibility mechanisms under the Kyoto protocol to fulfill their European obligations. These flexibility mechanisms provide that credits (equivalent to allowances) can be obtained by companies for projects that reduce greenhouse gas emissions in emerging markets. These projects are referred to as Clean Development Mechanism (“CDM”) or joint implementation projects depending on the countries where they take place. Failure to meet the emissions caps is subject to heavy penalties.

Companies can also use, up to a certain level, credits issued under the flexible mechanisms of the Kyoto protocol to fulfill their European obligations. Credits for Emission Reduction projects obtained under these mechanisms are recognized, up to a certain level, under the European emission trading scheme as allowances. To obtain these emission reduction credits, companies must comply with very specific and restrictive requirements from the United Nations Convention on Climate Change (UNFCC).

As required by directive, each of the Member States established a National Allocations Plan, or NAP, setting out the allowance allocations for each industrial facility for Phase I, from 2005 to 2007. Based on the NAPs established by the Member States of the European Union for the 2005 to 2007 period and our actual production, on a consolidated basis after trading allowances between our operations in countries with a deficit of allowances and our operations in countries with an excess of allowances, and after some external operations, Borrower’s Subsidiaries had a surplus of allowances of approximately 1,050,054 tons of carbon dioxide in this Phase I.

For Phase II, comprising 2008 through 2012, however, there has been a reduction in the allowances granted by the Member States that have already approved their NAP, which may result in a consolidated deficit in our carbon dioxide allowances during the period. We believe we may be able to reduce the impact of any deficit by either reducing carbon dioxide emissions in our facilities or by obtaining additional emission credits through the implementation of CDM projects. If we are not successful in implementing emission reductions in our facilities or obtaining credits from CDM projects, we may have to purchase a significant amount of emission credits in the market, because CEMEX has already sold a substantial amount of allowances for Phase II, the cost of which may have an impact on our operating results. As of 1 December 2008, the market value of carbon dioxide allowances for Phase II was approximately 15.45 € per ton. CEMEX is taking all the measures to minimize our exposure to this market while assuring the supply of our products to our clients.

The Spanish NAP has been finally approved by the Spanish Government, reflecting the conditions that were set forth by the European Commission. The allocations made to our installations allow us to foresee certain availability of allowances, nevertheless, there remains the uncertainty regarding the allocations that, against the reserve for new entrants, shall be requested for the new CEMEX cement plant in Andorra (Teruel), and that it is scheduled to start operating in 2010.

On 29 May 2007, the Polish government filed an appeal before the Court of First Instance in Luxemburg regarding the European Commission’s rejection of the initial version of the Polish NAP. The Court has denied Poland’s request for a quick path verdict in the case, keeping the case in the regular proceeding path, therefore, the Polish government has started to prepare Polish internal rules on division of allowance at the level already accepted by the European Commission. Seven major Polish cement producers, representing 98% of Polish cement production (including CEMEX Polska), have also filed seven separate appeals before the Court of First Instance regarding the European Commission’s rejection. On 29 September 2008 the Court of the First Instance issued an order rejecting CEMEX Polska’s appeal without going into the merit of the case. As of 31 December 2008 the final version of the Polish NAP has not been cleared by the Commission; CEMEX has not determined the impact this may have on CEMEX’s position in the country.

2.	Tax Matters

Philippines

As of 31 December 2008, the Philippine Bureau of Internal Revenue (BIR), had assessed APO, Solid, IQAC, ALQC and CSPI, our operating subsidiaries in the Philippines, for deficiency taxes covering taxable years 1998-2005 amounting to a total of approximately 1,994 million Philippine Pesos (approximately U.S.$41.96 million as of 31 December 2008, based on an exchange rate of Philippine Pesos 47.52 to U.S.$1.00, which was the Philippine Peso/Dollar exchange rate on 31 December 2008 as published by the Bangko Sentral ng Pilipinas, the central bank of the Republic of the Philippines).

The majority of the tax assessments result primarily from the disallowance of APO’s income tax holiday incentives for taxable years 1999 to 2001 (approximately Philippine Pesos 1,078 million or U.S.$22.68 million as of 31 December 2008, based on an exchange rate of Philippine Pesos 47.52 to U.S.$1.00). We have contested the BIR’s assessment, arising from the disallowance of the ITH incentive, with the Court of Tax Appeals (CTA). The initial Division ruling of the CTA was unfavorable, but is subject to further appeal with the CTA as a whole. The assessment is now currently on appeal with the CTA En Banc. A motion was filed with the CTA, requesting the court to hold APO totally not liable for alleged income tax liabilities for all the years covered and to this end cancel and withdraw APO’s deficiency income tax assessments for taxable years 1999, 2000 and 2001 on the basis of APO’s availment of the tax amnesty described below. As of 31 December 2008, resolution on the aforementioned motion is still pending.

3.	CEMEX Venezuelan Nationalization

In furtherance of Venezuela’s announced policy to nationalize certain sectors of the economy, on 18 June 2008, the Nationalization Decree was promulgated, mandating that the cement production industry in Venezuela be reserved for the Government of Venezuela and ordering the conversion of foreign-owned cement companies, including CEMEX Venezuela, into state-controlled companies with Venezuela holding an equity interest of at least 60%. The Nationalization Decree provided for the formation of a transition committee to be integrated with the board of directors of the relevant cement Borrowers to guaranty the transfer of control over all activities of the relevant cement Borrowers to Venezuela by 31 December 2008. The Nationalization Decree further established a deadline of 17 August 2008 for the shareholders of foreign-owned cement companies, including CEMEX Venezuela, to reach an agreement with the Government of Venezuela on the compensation for the nationalization of their assets. The Nationalization Decree also provided that this deadline may be extended by mutual agreement of the Government of Venezuela and the relevant shareholder. The transition committee, which was to be coordinated by the Ministry of Basic Industries (MIBAN), was never formally instituted and MIBAN never acted in the process, but instead Petroleos de Venezuela (PDVSA) conducted all the conversations.

CEMEX Venezuela and the Government did not reach agreement by the August 17 2008 deadline, and on August 18 2008 the Expropriation Decree was issued by the

President of Venezuela, with PDVSA appointed to conduct the expropriation proceedings. Although these proceedings had not yet commenced, PDVSA officials headed a group of PDVSA workers, with the support of the public force, to take over all the facilities of CEMEX Venezuela on August 17 2008. Since no agreement has been reached with the Venezuelan Government as to the compensation to be paid, the Dutch companies that control CEMEX Venezuela filed an arbitration request before the International Center for the Settlement of Investment Disputes against the Government of Venezuela, which request has been registered and the tribunal is in the process of being formed.

As of 31 December 2007, CEMEX Venezuela, S.A.C.A. was the holding entity of several of CEMEX’s investments in the region, including CEMEX’s operations in the Dominican Republic and Panama, as well as CEMEX’s minority investment in Trinidad & Tobago. In the wake of statements by the Government of Venezuela about the nationalization of assets in Venezuela, in April 2008, CEMEX concluded the transfer of all material non-Venezuelan investments to Cemex España, S.A. for approximately U.S.$355 million plus U.S.$112 million of net debt, having distributed all accrued profits from the non-Venezuelan investments to the stockholders of CEMEX Venezuela amounting to approximately U.S.$132 million. At this time, the net impact or the outcome of the nationalization on CEMEX’s consolidated financial results cannot be reasonably estimated. As of 31 December 2008, the net assets of CEMEX’s Venezuelan operations under Mexican FRS were approximately US$451.7 million. Since August 2008, CEMEX no longer consolidates the financial results of CEMEX Venezuela.

On 13 June 2008, the Venezuelan securities authority initiated an administrative proceeding against CEMEX Venezuela, claiming that the Borrowers did not sufficiently inform its shareholders and the securities authority in connection with the transfer of the non-Venezuelan assets described above. The Venezuelan authority determined that CEMEX Venezuela did not comply with its disclosure obligations and imposed fines on the Borrowers, which we do not consider material, and requested the attorney general’s office to review the case to determine if such non-disclosure also constituted criminal infringement.

4.	Other Legal Proceedings

On 5 August 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia, claiming that it was liable along with the other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia, for the premature distress of the roads built for the mass public transportation system of Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members. The plaintiffs allege that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs seek the repair of the roads in a manner which guarantees their service during the 20-year period for which they were originally designed, and estimate that the cost of such repair will be approximately U.S.$45 million. The lawsuit was filed within the context of a criminal investigation of two ASOCRETO officers and other individuals, alleging that the ready-mix concrete producers were liable for damages if the ASOCRETO officers were criminally responsible. The court completed the evidentiary stage, and on 17 August 2006 dismissed the charges against the members of ASOCRETO. The other defendants (one ex-director of the Distrital Institute of Development, the legal representative of the constructor and the legal representative of the contract auditor) were formally accused. The decision was appealed, and on 11 December 2006, the decision was reversed and the two ASOCRETO officers were formally accused as participants (determiners) in the execution of a state contract without fulfilling all legal requirements thereof. The first public hearing took place on 20 November 2007. In this hearing the judge dismissed an annulment petition filed by the ASOCRETO officers. The petition was based on the fact that the officers were formally accused of a different crime than the one they were being investigated for. This decision was appealed, but the decision was confirmed by the Superior Court of Bogota. On 21 January 2008, CEMEX Colombia was subject to a judicial order, issued by the court, sequestering a quarry called El Tujuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required within a period of 10 days to deposit with the Court in cash CoP$337,800 million (approximately U.S.$195 million as of 4 June 2008, based on an exchange rate of CoP1730 to U.S.$1.00, which was the Colombian Peso/Dollar exchange rate on 4 June 2008, as published by the Banco de la República de Colombia, the central bank of Colombia), instead of being allowed to post an insurance policy to secure such recovery. CEMEX Colombia asked for reconsideration, and the court allowed CEMEX to present an insurance policy. Nevertheless, CEMEX appealed this decision, in order to reduce the amount of the insurance policy, and also requested that the guarantee be covered by all defendants in the case. The measure does not affect the normal activity of the quarry. At this stage, we are not able to assess the likelihood of an adverse result or the potential damages which could be borne by CEMEX Colombia.

On 5 August 2005, Cartel Damages Claims, SA, or CDC, filed a lawsuit in the District Court in Düsseldorf, Germany against CEMEX Deutschland AG and other German cement companies. CDC is seeking €102 million in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002, which entities had assigned their claims to CDC. CDC is a Belgian Borrowers established by two lawyers in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office with the express purpose of purchasing potential damages claims from cement consumers and pursuing those claims against the cartel participants. In January 2006, another entity assigned alleged claims to CDC, and the amount of damages being sought by CDC increased to €113.5 million plus interest. On February 21 2007, the District Court of Düsseldorf decided to allow this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed. The appeal hearing took place on 22 April 2008, and the appeal was dismissed on 14 May 2008. The lawsuit will proceed at the level of court of first instance. As of 30 September 2008 only one defendant has decided to file a complaint before the Federal High Court; this will delay the case from proceeding at the level of first instance to an extent we cannot assess today. In the meantime, CDC had acquired new assigners and announced an increase in the claim to €131 million. As of 30 November 2008, we had accrued liabilities regarding this matter for a total amount of approximately €20 million.

During November 4, 5 and 6, 2008, officers of the European Commission, assisted by local officials, conducted an unannounced inspection at CEMEX offices in the United Kingdom and Germany. It is understood that Commission officials carried out unannounced inspections at the premises of other companies active in the cement and related products industry in several member states. The Commission alleges that CEMEX may have participated in anti competitive agreements and/or concerted practices in breach of Article 81 of the EC Treaty and/or Article 53 of the EEA Agreement and abusive conduct in breach of Article 82 of the EC Treaty and/or Article 54 of the EEA Agreement. The allegations extend to several markets worldwide, including in particular the European Economic Area; if those allegations are substantiated, significant penalties may be imposed on the subsidiaries of CEMEX operating in such markets. CEMEX fully co-operated and will continue to co-operate with the Commission officials in connection with the inspection.

After an extended consultation period, in April 2006, the cities of Kaštela and Solin in Croatia published their respective Master (physical) Plans defining the development zones within their respective municipalities, adversely impacting the mining concession granted to Dalmacijacement, our subsidiary in Croatia, by the Government of Croatia in September 2005. During the consultation period, Dalmacijacement submitted comments and suggestions to the Master Plans, but these were not taken into account or incorporated into the Master Plan by Kaštela and Solin. Most of these comments and suggestions were intended to protect and preserve the rights of Dalmacijacement´s mining concession granted by the Government of Croatia in September 2005. Immediately after publication of the Master Plans, Dalmacijacement filed a series of lawsuits and legal actions before the local and federal courts to protect its acquired rights under the mining concessions. The legal actions taken and filed by Dalmacijacement were as follows: (i) on 17 May 2006, a constitutional appeal before the constitutional court in Zagreb, seeking a declaration by the court concerning Dalmacijacement’s constitutional claim for decrease and obstruction of rights earned by investment, and seeking prohibition of implementation of the Master Plans, the appeal is currently under review by the court in Croatia, and it is expected that these proceedings will continue for several years before resolution; (ii) on 17 May 2006, a possessory action against the cities of Kaštela and Solin seeking the enactment of interim measures prohibiting implementation of the Master Plans and including a request to implead the Republic of Croatia into the proceeding on our side. The municipal court in Solin issued a first instance judgment dismissing our possessory action. We filed an appeal against that judgment. The appeal has been resolved by the Solin County Court, affirming the judgment and rendering it final. The Municipal Court in Kaštela has issued a first instance judgment dismissing our possessory action. We filed an appeal against said judgment, which has since been resolved by the Kaštela Country Court, affirming the judgment and rendering it final; (iii) on 17 May 2006, an administrative proceeding before the State Lawyer, seeking a declaration from the Government of Croatia confirming that Dalmacijacement acquired rights under the mining concessions. Dalmacijacement received State Lawyer’s opinion which confirms the Dalmacijacement’s acquired rights according to the previous decisions (“old concession”). The Administrative Court in Croatia has ruled in favor of Dalmacijacement, validating the legality of the mining concession granted to Dalmacijacement by the Government of Croatia. This decision is final. Currently it is difficult for Dalmacijacement to ascertain the approximate economic impact of these measures by Kaštela and Solin.

Club of Environmental Protection, a Latvian environmental protection organization (hereinafter the “Applicant”), has initiated a court administrative proceeding against the decision made by the Environment State Bureau (hereinafter the “Defendant”) in order to amend the environmental pollution permit (the “Permit”) for the Broceni Cement Plant in Latvia, owned by CEMEX SIA (the “Disputed Decision”). CEMEX SIA was invited to participate in the court proceedings as a third party, whose rights and legal interest may be infringed by the relevant administrative act. On 5 June 2008 the Court rendered its judgment, where it satisfied the Claimant’s claim and revoked the Disputed Decision stating that it is illegal because Defendant failed to perform public inquiry in accordance with legal regulations. The judgment has been appealed by both the Defendant and CEMEX SIA before the Court of Appeal and the court will hear the case in 24 February 2009. The appellate procedure will not suspend the operation of the Permit which will remain valid throughout the court proceedings, hence CEMEX SIA is allowed to continue to perform its activities. The Permit subject to this proceeding was issued for the existing cement line, which will be fully substituted in the first half of 2009 by a new cement line currently under construction.

SCHEDULE 14

DEFINING THE JPY FIX RATE

1.	Defining the JPY Fix Rate

(a)	Defining the five year Japanese Yen fix rate in the case the five year swap spread between bid and ask is 3 (three) basis points.

Add to Mid-market of five year Japanese swap rate shown on the “ICAP1” Reuters screen 5 (five) basis points. This calculation should take place on April 13 2004 (for a swap from 15 April 2004 to 30 March 2009) at or about 10 a.m. Madrid time. The result of this procedure will be the five year Japanese Yen fix rate for Facility C.

If the “ICAP1” Reuters screen is not showing a market value at that moment, then there would be a delay of 10 to 15 minutes, assuming that “ICAP1” corrects its quotation.

If after 10:15 a.m. Madrid time on 13 April 2004, the “ICAP1” Reuters screen is still showing a non market quotable rate, then the five year Japanese swap rate shown on the “ICAP1” Reuters screen will be replaced in accordance with the following procedure:

Ask for a quotation of a mid-market value of the reference transaction from the London offices of the following 3 (three) banks:

(i)	Deutsche Bank AG

(ii)	Barclays Bank PLC

(iii)	Crédit Agricole Indosuez

The average of the 3 (three) quotes from the banks will be the Mid-market of five year Japanese swap rate that will apply.

(b)	Defining the five year Japanese Yen fix rate in the case the five year swap spread between bid-ask is more than 3 (three) basis points.

If the five year swap spread between bid-ask on 13 April 2004 is more than 3 (three) basis points, the Borrower will have the option of waiting until it comes back to 3 (three) basis points (until 28 April 2004 at the latest), in which case the calculation method described in “(a)” above will apply, or, alternatively, to opt for the following calculation method:

Add to the offer side of the five year Japanese swap rate shown on the “ICAP1” Reuters screen 3.5 (three and a half) basis points. This calculation should take place at or about 10 a.m. Madrid time. The result of this procedure will be the five year Japanese Yen fix rate for Facility C.

If the “ICAP1” Reuters screen is not showing a market value at that moment, then there would be a delay of 10 to 15 minutes, assuming that “ICAP1”

118

corrects its quotation. If after 10:15 a.m. Madrid time on 28 April 2004 the “ICAP1” Reuters screen is still showing a non market quotable rate, then the five year Japanese swap rate shown on the “ICAP1” Reuters screen will be replaced in accordance with the following procedure:

Ask for a quotation of an offer value for the reference transaction from the London offices of the following 3 (three) banks:

(i)	Deutsche Bank AG

(ii)	Barclays Bank PLC

(iii)	Crédit Agricole Indosuez

The five year Japanese swap rate will be the average of the 3 (three) quotes from the banks.

In any event, if the bid-ask spread remains above 3 (three) basis points during the full period 13 April 2004 – 28 April 2004, the calculation method described in “(b)” will have to apply on 28 April 2004.

2.	Definitions

“Mid-market” means the average of the bid and the offer.

3.	Calculations

All calculations described in this schedule shall be made by the treasury departments of the Borrower and all of the Facility C Lenders together.

SIGNATURES

THE BORROWER

CEMEX ESPAÑA, S.A.

By:	/s/ PILAR RUIZ
Address:	Hérnandez de Tejada, 1, 28027 Madrid, Spain
Fax:	+34 91 377 94 94/+34 91 353 63 50
Attention:	Héctor Campa Mártinez

THE ORIGINAL GUARANTORS

CEMEX CARACAS INVESTMENTS B.V.

By:	/s/ PILAR RUIZ
Address:	Hérnandez de Tejada, 1, 28027 Madrid, Spain
Fax:	+34 91 377 94 94/+34 91 353 63 50
Attention:	Héctor Campa Mártinez

CEMEX CARACAS II INVESTMENTS B.V.

By:	/s/ PILAR RUIZ
Address:	Hérnandez de Tejada, 1, 28027 Madrid, Spain
Fax:	+34 91 377 94 94/+34 91 353 63 50
Attention:	Héctor Campa Mártinez

CEMEX EGYPTIAN INVESTMENTS B.V.

By:	/s/ PILAR RUIZ
Address:	Hérnandez de Tejada, 1, 28027 Madrid, Spain
Fax:	+34 91 377 94 94/+34 91 353 63 50
Attention:	Héctor Campa Mártinez

CEMEX MANILA INVESTMENTS B.V.

By:	/s/ PILAR RUIZ
Address:	Hérnandez de Tejada, 1, 28027 Madrid, Spain
Fax:	+34 91 377 94 94/+34 91 353 63 50
Attention:	Héctor Campa Mártinez

SANDWORTH PLAZA HOLDING B.V.

By:	/s/ PILAR RUIZ
Address:	Hérnandez de Tejada, 1, 28027 Madrid, Spain
Fax:	+34 91 377 94 94/+34 91 353 63 50
Attention:	Héctor Campa Mártinez

THE AGENT

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ ALVARO BAREZ/JOSÉ MARÍA SAGARDOY
Address:	Via de los Poblados s/n - 4ª planta, 28033 Madrid, Spain
Fax:	+34 91 374 41 40
Attention:	José Luis Madrid López/Juan Ramón Arcos Sanz

THE ARRANGER

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ ALVARO BAREZ/JOSÉ MARÍA SAGARDOY
Address:	Via de los Poblados s/n - 4ª planta, 28033 Madrid, Spain
Fax:	+34 91 374 41 40
Attention:	José Luis Madrid López/Juan Ramón Arcos Sanz

SOCIETE GENERALE, S.A.

By:	/s/ ALVARO COROMINAS/JOSÉ ANTONIO OLANO
Address:	17, cours Valmy, 92972 Paris la Defense Cedex, France
Fax:	+33 1 42 14 09 45
Attention:	Sylvie Le Tensorer

THE ORIGINAL LENDERS

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:	/s/ ALVARO BAREZ/JOSÉ MARÍA SAGARDOY
Address:	Via de los Poblados s/n - 4ª planta, 28033 Madrid, Spain
Fax:	+34 91 374 41 40
Attention:	José Luis Madrid López/Juan Ramón Arcos Sanz

SOCIETE GENERALE, S.A.

By:	/s/ ALVARO COROMINAS/JOSÉ ANTONIO OLANO
Address:	17, cours Valmy, 92972 Paris la Defense Cedex, France
Fax:	+33 1 42 14 09 45
Attention:	Sylvie Le Tensorer

BANCO ESPAÑOL DE CREDITO, S.A.

By:	/s/ EDURNE URIBE/JOSÉ VILLANUEVA
Address:	Gran Vía de Hortaleza 3, 28033 Madrid, Spain
Fax:	+ 34 91 338 28 88
Attention:	Antonio Sánchez / Carolina Fernández Iniesta

BANCO SANTANDER CENTRAL HISPANO, S.A

By:	/s/ JAVIER VISEDO/CARLOS DE PEDROSO
Address:	Paseo de la Castellana 75, 28046 Madrid, Spain
Fax:	+91 342 37 63
Attention:	Daniel Esteve

BNP PARIBAS, SUCURSAL EN ESPAÑA

By:	/s/ JOSÉ GEFAELL/CARMEN PINO
Address:	Avda. Ribera del Loira 28, 28042 Madrid, Spain
Fax:	+91 388 80 25
Attention:	José Gefaell

CITIBANK INTERNATIONAL PLC, SUCURSAL EN ESPAÑA

By:	/s/ FÉLIX AGUIRRE
Address:	c/ José Ortega y Gasset 29, 28006 Madrid, Spain
Fax:	+34 435 28 11
Attention:	Pedro López-Quesada / Miguel Trueba

HSBC BANK PLC, SUCURSAL EN ESPAÑA

By:	/s/ PETER ATKINS
Address:	Plaza Pablo Ruiz de Picasso 1, planta 33, Edificio Torre Picasso, 28020 Madrid, Spain
Fax:	+34 91 456 61 40
Attention:	Esther de Alba / Luis Vegue

ING BELGIUM S.A., SUCURSAL EN ESPAÑA

By:	/s/ EDWARD O’LOGHLEN VELICIA/ENRIQUE MARQUINA PÉREZ
Address:	Paseo de la Castellana 95, planta 14, 28046 Madrid, Spain
Fax:	+34 91 598 40 01
Attention:	Edward O’Loghlen Velicia

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ CARMEN ALLO PÉREZ/ANTONIO CASTELEIRO DE TORRES
Address:	36 St. Andrew Square, Edinburgh EH2 2YB, Scotland
Fax:	+34 91 701 53 07
Attention:	Antonio Casteleiro / Javier Figar

BANCO DE GALICIA, S.A.

By:	/s/ ANTONIO CARLOS GONZALEZ GARCÍA/SILVIA FERNÁNDEZ HERNÁNDEZ
Address:	c/ Policarpo Sanz nº 23, Vigo, Spain
Fax:	+34 91 578 29 31
Attention:	Arantxa Zabal Ibisate

BANCO DE SABADELL, S.A.

By:	/s/ ISABEL COROMINAS GUERIN/DAVID NOGUERA BALLÚS
Address:	Plaza Catalunya 1, 08201 Sabadell, Spain
Fax:	+34 93 591 60 22
Attention:	Enrique Oriol Bitaube

BANK OF AMERICA N.A., SUCURSAL EN ESPAÑA

By:	/s/ VICENTE BEULLOCH FERNÁNDEZ CUESTA/TERESA DÍAZ ARIAS
Address:	Paseo de la Castellana 35, 3ª planta, 28046 Madrid, Spain
Fax:	+34 396 51 23
Attention:	Carlos Karam

CAIXA D’ESTALVIS DE CATALUNYA

By:	/s/ AGUSTÍ FAUS RIERA
Address:	Pl. Antoni Maura 6, 08003 Barcelona, Spain
Fax:	+34 93 484 51 76
Attention:	Carmelo Sánchez-Herrera / Belén Borque

CAJA MADRID

By:	/s/ PALOMA MATEO CUELLAR/JOSE LUIS GARCÍA PÉREZ
Address:	Paseo de la Castellana 189, 28046 Madrid, Spain
Fax:	+34 91 423 97 16
Attention:	Paloma Mateo

FORTIS BANK, S.A. SUCURSAL EN ESPAÑA

By:	/s/ AGUSTIN JIMENEZ DE PARGA/IGNACIO GOROSTIZA SANTIESTEBAN
Address:	Ortega y Gasset 29, 28006 Madrid
Fax:	+34 91 432 67 34

Attention:

NATEXIS BANQUES POPULAIRES, SUCURSAL EN ESPAÑA

By:	/s/ JOSÉ LUIS SÁNCHEZ GARCÍA/FRÉDÉRIC MARECHAUX
Address:	Paseo de Recoletos 7-9, 28004 Madrid, Spain
Fax:	+34 91 837 47 80
Attention:	José Luis Sánchez / Padro Aragonés

WESTLB IRELAND PLC

By:	/s/ TERRY KELLY/TRUDY TUGWELL
Address:	IFSC House, I.F.S.C., Dublin 1, Ireland
Fax:	+353 1 612 71 10
Attention:	Terry Kelly / Gabriele Hess / Trudy Tugwell

BANCO SIMEÓN, S.A.

By:	/s/ MANUEL ANGEL YAGÜES VEGA/RICARDO OTEO VAZQUEZ
Address:	Calle Maria de Molina 39, 28006 Madrid, Spain
Fax:	+34 91 309 90 28
Attention:	Manuel Angel Yagües Vega

ABN AMRO, N.V., SUCURSAL EN ESPAÑA

By:	/s/ IGNACIO MADURGA/EMILIO GOMEZ
Address:	c/ José Ortega y Gasset 29, 28006 Madrid, Spain
Fax:	+34 91 423 69 48
Attention:	Ignacio Madurga

BANCA DI ROMA SpA, SUCURSAL EN ESPAÑA

By:	/s/ JOAQUÍN CALVO-SOTELO/MARIO CAMPANA
Address:	Plaza Pablo Ruiz Picasso 1, Torre Picasso planta 42, 28020 Madrid, Spain
Fax:	+34 91 555 05 03
Attention:	Joaquín Calvo-Sotelo

BANCO ATLANTICO, S.A.

By:	/s/ JOSÉ RAMÓN MONTAÑO RUIZ/MARIA DEL CARMEN COMPANY BARAHONA
Address:	Gran Vía 46, 28013 Madrid, Spain
Fax:	+34 91 559 32 76
Attention:	Carlos Izcue Cuella

BANCO DE VALENCIA, S.A.

By:	/s/ FRANCISCO JAVIER CHIVATO PEREZ/JUAN CARLOS CALDÉS MOORE
Address:	Principe de Vergara 95, 28006 Madrid, Spain
Fax:	+34 91 562 22 13
Attention:	Francisco Javier Chivato Pérez

BANCO ITAU EUROPA S.A., SUCURSAL FINANCIERA EXTERIOR - MADEIRA

By:	/s/ ALMIR VIGNOTO/RITA CORREIA DE CAMPOS
Address:	Av. Arriaga 77, 2ª sala 201, 9000-060 Funchal, Madeira, Portugal
Fax:	+351 291 241 514
Attention:	Rita Correla de Campos

CENTROBANCA - BANCA DI CREDITO FINANZIARIO E MOBILIARE S.P.A.

By:	/s/ DANIELLE QUARTIERI
Address:	Corso Europa n. 16, 20122 Milan, Italy
Fax:	+39 2 7781 42 35
Attention:	Daniele Quartieri

COMMERZBANK AKTIENGESELLSCHAFT, SUCURSAL EN ESPAÑA

By:	/s/ RICARDO TEISSIERE/JORGE DE SEDANO
Address:	Paseo de la Castellena 110, 28046 Madrid
Fax:	+34 91 572 48 21
Attention:	Jorge de Sedano Tarrancón

LLOYDS TSB BANK PLC, SUCURSAL EN ESPAÑA

By:	/s/ JOSÉ MARÍA CEMBORAIN GARCÍA/SILVIA MANCY RICHOU
Address:	c/ Serrano 90, 28006 Madrid
Fax:	+34 91 431 47 31
Attention:	Sylvie Mancy

JP MORGAN BANK, S.A.

By:	/s/ CARLOS ZULOAGA/ROSA GARCÍA
Address:	C/José Ortega y Gasset, 29, 28006 Madrid
Fax:	+34 91 516 1309/+34 91 516 1490/+1 646 534 0829
Attention:	Carlos Zuloaga / Rosa García / cc: Linda Meyer